PLAYBOX (US) INC.

and

LAURENCE ADAMS AND JACQUELINE ADAMS

SHARE PURCHASE AGREEMENT

28th **March , 2008**

Lang Michener LLP

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated March 28, 2008

AMONG:

PLAYBOX (US) INC., a Nevada corporation with an address at Suite 3.19, MLS Business Centre, 130 Shaftesbury Avenue, London, England W1D 5EU, United Kingdom

(the "**Purchaser**")

AND:

LAURENCE ADAMS of The Lodge, 13 Camden Close, Chislehurst, Kent BR7 5PH, United Kingdom

AND:

JACQUELINE ADAMS of The Lodge, 13 Camden Close, Chislehurst, Kent BR7 5PH, United Kingdom

(Laurence Adams and Jacqueline Adams are collectively referred to hereinafter as the "**Vendors**" and any one of them is hereinafter referred to as a "**Vendor**")

WHEREAS:

(A) The Vendors are the owners all of the issued shares in the capital of Delta Leisure Group Plc, a public company incorporated pursuant to the laws of the England and Wales with its registered office at 222 Cray Avenue, Orpington, Kent BR5 3PZ, United Kingdom ("**Delta Leisure**").

(B) The Vendors are together the owners of 25% of the issued shares in the capital of Delta Music Limited, a private company incorporated pursuant to the laws of the England and Wales with its registered office at 222 Cray Avenue, Orpington, Kent BR5 3PZ, United Kingdom ("**Delta Music**").

(C) Delta Leisure is the owner of the balance of 75% of the issued shares in the capital of Delta Music not owned by the Vendors.

(D) Delta Leisure is indebted to Laurence Adams in the principal amount of £354,371 in respect of a loan which was made by Laurence Adams to Delta Leisure.

(E) The Purchaser wishes to purchase and the Vendors wish to sell the shares of Delta Leisure and Delta Music owned by the Vendors on the terms and subject to the conditions of this Agreement.

(F) As a condition of the purchase and sale of the shares of Delta Leisure and Delta Music, the Purchaser has agreed to advance to Delta Leisure as a loan an amount equal to the

Loan Repayment Amount immediately prior to closing, which loan will be used by Delta Leisure to repay the Loan.

THIS AGREEMENT WITNESSES THAT the Parties, intending to be legally bound, covenant and agree as follows:

Part 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, including the recitals and schedules, the following words and phrases have the following meanings:

(a) "**Affiliate**" in relation to a company, means any officer, director, shareholder or employee of that company or any member of the immediate family (limited to a spouse, parent or child) of any such officer, director, shareholder or employee;

(b) "**Assets**" means all property or assets of any nature or kind, whether real property or personal property, tangible or intangible;

(c) "**Business Day**" means any day other than a Saturday, Sunday or public holiday in London, England;

(d) "**Cash Consideration**" means the cash consideration to be paid by the Purchaser to the Vendors pursuant to Section 2.2(b) of this Agreement in the aggregate amount of 1,400,000 Pounds Sterling, less the Loan Repayment Amount;

(e) "**Closing**" means the completion of the purchase and sale of the Delta Leisure Shares and the Delta Music Shares on the terms and subject to the conditions contained in this Agreement;

(f) "**Companies**" means Delta Leisure, Delta Music, Delta Music Merchandising Limited and Delta Home Entertainment Limited and "**Company**" means any one of them;

(g) "**Consents and Approvals**" means all necessary consents and approvals required to be obtained in connection with the execution and delivery by the Vendors of this Agreement and any and all other documents required by the Companies and/or the Vendors for the consummation of the transactions described herein, as listed in the Delta Disclosure Letter;

(h) "**Consideration Shares**" means such number of shares of the Purchaser's common stock as is equal to 10% of the issued and outstanding shares of the Purchaser's common stock on the Closing Date on a fully diluted basis, which shall include:

(i) all of issued and outstanding shares of the Purchaser's common stock on the Closing Date;

(ii) all shares issued by the Purchaser in connection with the completion of the Private Placement;

(iii) all shares issuable by the Purchaser upon exercise of the warrants issued by the Purchaser in connection with the completion of the Private Placement;

(iv) all shares issuable by the Purchaser upon the exercise of all outstanding options, warrants or other rights to subscribe for, or rights to convert any instrument into or otherwise acquire any such shares of common stock of the Purchaser outstanding as of the Closing Date;

(i) **"Delta Disclosure Letter"** means the disclosure schedule attached as Schedule 1 in respect of any disclosure against the representations and warranties given in this Agreement by the Vendors. The Delta Disclosure Letter will be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement and the disclosure in any section qualifies other sections in this Agreement even if such disclosure is not made reference to in such other sections;

(j) **"Delta Financial Statements"** means the Delta U.K. Financial Statements and, upon their preparation and delivery to the Purchaser in accordance with Section 6.2 of this Agreement, the Delta U.S. Financial Statements;

(k) **"Delta Leisure"** has the meaning ascribed to it in the recitals to this Agreement;

(l) **"Delta Leisure Shares"** means all of the issued ordinary shares of £1 each in the capital of Delta Leisure ;

(m) **"Delta Music"** has the meaning ascribed to it in the recitals to this Agreement;

(n) **"Delta Music Shares"** means the 62,500 issued shares of £1 each in the capital of Delta Music owned by the Vendors, representing 25% of the issued shares of Delta Music;

(o) **"Delta's Solicitors"** means Marriott Harrison of Staple Court, 11 Staple Inn Buldings, London WC1V 7QH, United Kingdom;

(p) **"Delta U.K. Financial Statements"** means the financial statements of Delta Leisure and Delta Music prepared in accordance with UK GAAP and as set forth in Schedule 2 to this Agreement;

(q) **"Delta U.S. Financial Statements"** means the financial statements of Delta Leisure and Delta Music and any predecessor companies (as defined in and within the meaning of Item 310 of Regulation S-B of the Exchange Act) that will be required to be filed by the Purchaser with the SEC following Closing pursuant to the Purchaser's obligations under the Exchange Act as a result of the completion of

the acquisition of the Delta Leisure Shares and the Delta Music Shares by the Purchaser, which Delta U.S. Financial Statements will:

(i) be prepared in accordance with US GAAP, unless the Exchange Act will permit the Purchaser to file financial statements of Delta Leisure and Delta Music that have been prepared in accordance with UK GAAP with reconciliation to US GAAP, in which case such financial statements will be audited in accordance with UK GAAP with reconciliation to GAAP as permitted under the Exchange Act;

(ii) include the required financial statements for Delta Leisure and Delta Music and any predecessor companies for those periods mandated under the Exchange Act;

(iii) be audited for the period ending 30 April in respect of the years 2006, 2007 and 2008;

(iv) where audited, be audited in accordance with the auditing standards prescribed by the PCAOB, including United States generally accepted auditing standards, by an auditor registered with the PCAOB and be accompanied by the audit report of the auditor prepared in accordance with the requirements of the PCAOB.

(r) "**Employees and Contractors**" means all individuals who are full-time, part-time or temporary employees of the Companies or individuals engaged on contract to provide employment or similar services to the Companies;

(s) "**Encumbrance**" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option, assignment, license or other encumbrance or adverse claim of any nature or kind whatsoever;

(t) "Exchange Act" means the U.S. Securities Exchange Act 1934;

(u) "**Government Entity**" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other government or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-government or private body, in each case, having jurisdiction on behalf of any nation, province, territory, state or other geographic subdivision thereof and exercising any regulatory, judicial, legislative, expropriation or taxing authority;

(v) "**Intellectual Property**" means, in respect of a Person, all patents (including utility patents, design patents, registered industrial designs, utility models and certificates of addition), patent applications, copyright, trade marks (including trade names, business names and service marks), semiconductor topography rights, information rights in computer software and databases, internet domain names, know-how, trade secrets, other similar instruments or rights, whether registered or unregistered, and all rights in relation to any of the foregoing which are recognized in any jurisdiction, of the Person;

(w) "**Loan**" means the loan outstanding in the amount of £354,371 plus all accrued interest payable by Delta Leisure to Laurence Adams;

(x) "**Loan Repayment Amount**" means amount required to repay the Loan in full on the Closing Date;

(y) "**Material Contracts**" means in respect of the Purchaser the main 10 agreements that are material to its business or that were not entered into in the ordinary course of business, whether oral or written, to which Party is a party, which are currently in effect, and which relate to the operation of a Party's business, and in respect of Delta, those contracts which are listed and identified as such in the Delta Disclosure Letter;

(z) "**Party**" means each party to this Agreement individually and "**Parties**" mean each Party collectively;

(aa) "**PCAOB**" means United States Public Company Accounting Oversight Board;

(bb) "**Person**" includes an individual, corporation, limited liability corporation, unlimited liability company, body corporate, partnership, limited partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof or any other legal entity (including a Government Entity);

(cc) "**Private Placement**" means a debt or equity financing of between US$5,000,000 and US$7,000,000 to be completed by Pacificwave Partners Limited in accordance with a letter agreement dated November 23, 2007_to raise an amount of not less than US$4,000,000, after the deduction of all expenses, and to be completed by the Purchaser pursuant to Section 8.1(c) of this Agreement;

(dd) "**Purchase Price**" means, collectively, the Consideration Shares and the Cash Consideration;

(ee) "**Purchaser Disclosure Letter**" means the disclosure schedule attached as Schedule 3 in respect of any disclosure against the representations and warranties given by the Purchaser. The Purchaser Disclosure Letter will be arranged in sections corresponding to the numbered and lettered sections contained in this Agreement and the disclosure in any section qualifies other sections in this Agreement only to the extent that such disclosure specifically references the fact that it also qualifies or applies to such other specified sections;

(ff) "**Purchaser Financial Statements**" means the financial statements of the Purchaser set forth in Purchaser SEC Filings;

(gg) "**Purchaser SEC Filings**" means those filings of the Purchaser made with the SEC in accordance with the Purchaser's obligations pursuant to the Exchange Act as a result of the Purchaser's common stock being registered under Section 12(g) of the Exchange Act, which filings are publicly available on the web site of the SEC at www.sec.gov;

(hh) "**Purchaser's Solicitors**" means Lang Michener LLP;

(ii) "**SEC**" means the United States Securities and Exchange Commission;

(jj) "**Securities Act**" means the United States Securities Act of 1933, as amended;

(kk) "**Termination Date**" means the 30th of June, 2008;

(ll) "**UK GAAP**" means United Kingdom generally accepted accounting principles. All determinations of an accounting nature in respect of a company will be made in a manner consistent with UK GAAP;

(mm) "**US GAAP**" means United States generally accepted accounting principles. All determinations of an accounting nature in respect of a company will be made in a manner consistent with US GAAP and past practice with no changes in the method of application of the company's accounting policies or changes in the method of applying the company's use of estimates;

(nn) "**Vendors' Closing Documents**" means the closing documents set forth in §9.2 to be delivered by the Vendors on or before the Closing Date.

Schedules

1.2 The following schedules are attached to, form part of, and are hereby incorporated by reference into this Agreement:

Schedule 1 - Delta Disclosure Letter

Schedule 2 - Delta U.K Financial Statements

Schedule 3 - Purchaser Disclosure Letter

Part 2

PURCHASE AND SALE

Purchase and Sale

2.1 In reliance on the representations and warranties, and on the terms and subject to the conditions contained in this Agreement, at Closing, the Purchaser will purchase from the Vendors, and the Vendors will sell, assign and transfer to the Purchaser, free and clear of all Encumbrances;

(a) the Delta Leisure Shares; and

(b) the Delta Music Shares.

Purchase Price

2.2 The Purchase Price will be comprised of:

(a) the issue to the Vendors of the Consideration Shares as consideration for the Delta Leisure Shares and the Delta Music Shares, to be allocated as follows;

	Consideration for Delta Leisure Shares	Consideration for Delta Music Shares
Laurence Adams	A number of Consideration Shares as is equal to 60% of the Consideration Shares	A number of Consideration Shares as is equal to 12.5% of the Consideration Shares
Jacqueline Adams	A number of Consideration Shares as is equal to 15% of the Consideration Shares	A number of Consideration Shares as is equal to 12.5% of the Consideration Shares

(b) the payment to the Vendors of the following amounts of Cash Consideration for the Delta Leisure Shares and the Delta Music Shares:

	Cash Consideration for Delta Leisure Shares	Cash Consideration for Delta Music Shares
Laurence Adams	£627,377	£130,704
Jacqueline Adams	£156,844	£130,704

Closing

2.3 The Closing will take place on the date that is five Business Days following the date on which each of the following conditions to Closing has been satisfied:

(a) the Vendors have delivered the Delta U.S. Financial Statements to the Purchaser in accordance with Section 6.3 of this Agreement; and

(b) the Purchaser has delivered notice to the Vendors that the Purchaser has entered into binding subscription agreements for the Private Placement and that the Private Placement will complete prior to or concurrently with the Closing, such that the condition precedent set forth in Section 6.2(c) of this Agreement will have been satisfied or will be satisfied on Closing.

Issuance of the Consideration Shares

2.4 Each of the Vendors acknowledges and agrees that the Consideration Shares will be offered and sold to the Vendor without such offer and sale being registered under Securities Act and will be issued to each Vendor in an offshore transaction outside of the United States in accordance with a safe harbour from the registration requirements of the Securities Act provided by Rule 903 of Regulation S of the Securities Act based on the representations and warranties of the Vendor in this Agreement. As such, each Vendor further acknowledges and agrees that the Consideration Shares will, upon issuance, be "restricted securities" within the meaning of the Securities Act.

2.5 Each Vendor acknowledges and agrees that all certificates representing the Consideration Shares will be endorsed with the following legend, or such similar legend as deemed advisable by legal counsel for the Purchaser, to ensure compliance with Regulation S of the Securities Act and to reflect the status of the Consideration Shares as restricted securities:

> **"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT."**

2.6 Each Vendor acknowledges that the Consideration Shares may not be offered, resold, pledged or otherwise transferred except through an exemption from registration under the Securities Act or pursuant to an effective registration statement under the Securities Act and in accordance with all applicable state securities laws and the laws of any other jurisdiction. Each Vendor agrees to resell the Consideration Shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration pursuant to the Securities Act. Each Vendor agrees that the Company may refuse to register any transfer of the Consideration Shares not made in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, pursuant to an available exemption from registration. Each Vendor agrees that the Purchaser may require the opinion of legal counsel reasonably acceptable to the Purchaser in the event of any offer, sale, pledge or transfer of any of the Consideration Shares by the Vendor pursuant to an exemption from registration under the Securities Act. Each Vendor acknowledges that the Purchaser has not obligation to register the resale of any of the Consideration Shares by the Vendor pursuant to the Securities Act.

Purchaser's board of directors

2.7 The Purchaser hereby covenants to the Vendors that so long as Laurence Adams holds any of the Purchaser's common stock at any time he shall be entitled by notice in writing to nominate one person (which may be himself) who shall be appointed as a director of the Purchaser and of any subsidiary of the Purchaser (and to remove and replace such person) and who shall be entitled to be a member of any committee of the board of the Purchaser or any such subsidiary and the Purchaser shall ensure that any person so nominated shall be duly appointed.

Payment of the Cash Consideration

2.8 Immediately on Closing the Purchaser shall instruct its bankers to pay by telegraphic transfer to the client account of Delta's Solicitors the Cash Consideration which shall be paid to the Vendors by Delta's Solicitors.

Repayment of Loan

2.9 On Closing:

(a) the Purchaser will advance the Loan Repayment Amount to Delta Leisure as a loan;

(b) Delta Leisure will forthwith upon receipt of the Loan Repayment Amount from the Purchaser, advance the Loan Repayment Amount to Laurence Adams in full repayment of the Loan;

2.10 Each Party acknowledges and agrees that the repayment of the Loan made under Section 2.9(a) of this Agreement will be effected at Closing through payment by the Purchaser of the Loan Repayment Amount to Delta's Solicitors in trust for Delta Leisure on the undertakings of Delta's Solicitors that the funds will be released and repaid to Laurence Adams on behalf of Delta Leisure upon receipt of a written direction of the Parties and Delta Leisure to pay the Loan Repayment Amount to Laurence Adams in accordance with Section 2.9(b).

2.11 Each party acknowledges and agrees that the loan to Delta Leisure pursuant to 2.9(a) shall be effected through payment by the Purchaser of the Loan Amount to Delta's solicitors in trust for Delta Leisure to the order of the Purchaser's solicitors and shall be released to Laurence Adams on behalf of Delta Leisure on Closing in accordance with clause 2.9(b).

Part 3

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE VENDORS

Representations and Warranties in Respect of the Vendors

3.1 Each of the Vendors severally represents and warrants to the Purchaser that, as at the date of this Agreement:

(a) **Capacity** – the Vendor has all necessary legal right and capacity to execute and deliver this Agreement, to transfer the legal and beneficial title and ownership of the Delta Leisure Shares and Delta Music Shares owned by the Vendor to the Purchaser, to perform all of the Vendor's obligations hereunder and to comply with the terms and provisions of this Agreement, and this Agreement constitutes a valid and binding obligation of the Vendor in accordance with its terms;

(b) **Title to Shares** – the Vendor owns and has good title to the Delta Leisure Shares and Delta Music Shares owned by the Vendor, as set forth in the Delta Disclosure Schedule, as the legal and beneficial owner thereof, free of all Encumbrances and the Delta Leisure Shares and Delta Music Shares respectively, are not subject to any voting trust agreement or other agreement relating to ownership, voting, dividend rights or their disposition;

(c) **Title the Loan** – Laurence Adams owns and has good title to the Loan, as the legal and beneficial owner thereof, free of all Encumbrances;

(d) **No Other Agreements** – no Person (other than the Purchaser) has any agreement, option or right, present or future, contingent, absolute or capable of becoming an agreement, option or right, or which with the passage of time or the occurrence of any event could become an agreement, option or right, to require the Vendor to, sell, transfer, assign or otherwise dispose of any of the Delta Leisure Shares and Delta Music Shares owned by the Vendor;

(e) **Loan** – with the exception of the Loan, there are no shareholder loans or any other indebtedness or liabilities owed or payable by any of the Companies to the Vendor;

(f) **Company Assets** – the Vendor does not have any right or interest in or to any Asset owned by or used by any of the Companies in its business as presently conducted or as currently proposed by any Company to be conducted;

(g) **Not a U.S. Person** – the Vendor is not a "U.S. Person" as defined by Regulation S of the Securities Act, as set forth below, and is not acquiring the Consideration Shares for the account or benefit of a U.S. Person. A "U.S. Person" is defined by Regulation S of the Securities Act to be any person who is (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a U.S. person; (d) any trust of which any trustee is a U.S. person; (e) any agency or branch of a foreign entity located in

the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (g) any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction; and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited Subscribers as defined in Section 230.501(a) of the Securities Act who are not natural persons, estates or trusts;

(h) **No Offer in the U.S.** – the Vendor was not in the United States at the time the offer to purchase the Consideration Shares was received or at the time this Agreement was executed;

(i) **Status as a Sophisticated Purchaser** – the Vendor has such knowledge, sophistication and experience in business and financial matters such that it is capable of evaluating the merits and risks of the investment in the Consideration Shares. The Vendor has evaluated the merits and risks of an investment in the Consideration Shares. The Vendor can bear the economic risk of this investment, and is able to afford a complete loss of this investment;

(j) **Acquisition for Investment** – the Consideration Shares to be issued to the Vendor will be acquired by the Vendor for investment for the Vendor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Vendor has no present intention of selling, granting any participation in, or otherwise distributing the same during the 12 months after the Closing Date. The Vendor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Consideration Shares;

(k) **Information Regarding the Purchaser** – the Vendor has had full opportunity to ask questions and receive answers from representatives of the Purchaser regarding the business, properties, prospects and financial condition of the Purchaser, each as is necessary to evaluate the merits and risks of investing in the Consideration Shares. The Vendor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Consideration Shares. The Vendor has had full opportunity to discuss this information with the Vendor's legal and financial advisers before execution of this Agreement.

Survival

3.2 The representations and warranties of each Vendor contained in Parts 3 and 4 to this Agreement will survive the Closing and continue in full force and effect for a period of 12 months after the Closing Date.

Reliance

3.3 Each Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

Part 4

REPRESENTATIONS AND WARRANTIES IN RESPECT OF DELTA

Representations and Warranties in Respect of Delta

4.1 Each of the Vendors jointly and severally represents and warrants to the Purchaser that, as at the date of this Agreement, and except to the extent set forth in the Delta Disclosure Letter, or except as provided for or informed about in the Delta Financial Statements:

(a) **Organization and Good Standing** – each Company is duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all necessary legal and corporate power and authority to own its property and assets and to carry on its business as presently conducted. Each Company is duly qualified, licensed or registered to carry on business in the jurisdictions where it owns, leases or operates its property;

(b) **No Approvals Required** – except as has been or will be obtained before the Closing Date, no vote or consent of the holders of any class or series of shares of Delta Leisure or Delta Music is necessary to approve and adopt this Agreement or to consummate any of the transactions contemplated hereby, and no authorization, approval, order, license, permit or consent of any Government Entity nor the registration, declaration or filing by a Company with any such Government Entity is required in order for Delta: Leisure and Delta Music;

(i) to execute and deliver this Agreement or any other agreement, certificate or instrument to be executed or delivered by Delta Leisure and Delta Music pursuant to or contemplated by this Agreement,

(ii) to incur the obligations expressed to be incurred by Delta Leisure and Delta Music pursuant to this Agreement, or

(iii) to duly perform and observe the terms and provisions of this Agreement,

(c) **No Conflict** – subject to obtaining the Consents and Approvals, no Company is a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, or which allows any Person to exercise any rights or gives rise to a requirement to obtain any authorization, consent, approval or waiver from any third Person, as a

result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein;

(d) **No Litigation** – to the best of the Vendors' knowledge, there is no claim, suit, action, litigation, arbitration proceeding or Government Entity proceeding, including any appeal or application for review, in progress, pending or to the knowledge of the Vendors, Delta Leisure or Delta Music, threatened against, or relating to a Company or affecting a Company's assets or business;

(e) **Compliance with Laws** – to the best of the Vendors' knowledge, each Company and its respective Assets, operations and business have been and are being operated and have been and are in material compliance with all laws or orders applicable to its business or operations. No company has received a notice or other communication alleging a possible violation of any law or order applicable to its business or operations;

(f) **Capitalization** – the authorized and issued share capital of each Company, together with the names and residency of each shareholder and the number, class and type of shares, is as set forth in the Delta Disclosure Letter. All issued shares in the capital of a Company have been duly and validly issued as fully paid and represent all of the issued shares in the capital of the respective Company;

(g) **No Other Agreements** –no Person has any agreement, option or right, present or future, contingent, absolute or capable of becoming an agreement, option or right, or which with the passage of time or the occurrence of any event could become an agreement, option or right, to require a Company to:

(i) allot or issue any further or other share in its capital or any other security convertible or exchangeable into any share in its capital,

(ii) convert or exchange any security into or for any share in its capital, or

(iii) purchase, redeem or otherwise acquire any issued and outstanding share in its capital,

(h) **Delta Financial Statements** – the Delta Financial Statements :

(i) have been derived from and are in accordance with the books and records of Delta Leisure and Delta Music, respectively,

(ii) have been prepared in accordance with UK GAAP or US GAAP, as applicable, consistently applied with past practice as from the accounts of the accounting year 2006, and

(iii) fairly present the financial position of each of Delta Leisure and Delta Music, respectively, as at each date and the results for each period reported,

(i) **Accuracy of Records** – all financial transactions of the Companies have to the best of Vendors knowledge, been fairly reflected in the accounting and financial books and records of the Companies, respectively, and such books and records are stated in reasonable detail and will fairly reflect the basis for the Delta Financial Statements;

(j) **Bankruptcy** – no Company has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. No company has initiated proceedings with respect to a compromise or arrangement with its creditors, or for its winding-up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of any Company or their respective Assets and no execution or distress has been levied on any Company's Assets, nor have proceedings been commenced in respect of any of the foregoing;

(k) **Absence of Undisclosed Liabilities** – except to the extent disclosed, reflected or reserved against in the Delta Financial Statements to the extent it has been required to disclose, reflect or reserve for under GAAP, or disclosed in the Delta Disclosure Letter or incurred in the ordinary and normal course of the business since 30 September 2007, so far as the Vendors are aware no Company has any outstanding indebtedness or any liabilities or obligations (whether accrued, accruing, absolute, contingent or otherwise) and all such reserve amounts are adequate based on the past experience of the Companies and are consistent with the accounting procedures used by each Company in previous fiscal periods and there is nothing which indicates that such reserves are not adequate or that higher reserves should be taken (there being no liability in respect of this Warranty in respect of any liabilities or obligations save to the extent that such liabilities or obligations exceed £25,000 in aggregate);

(l) **Absence of Changes** – since September 30, 2007 and except as reflected in the Disclosure Schedule, there have not been any changes in the condition or operations of the business, Assets or financial affairs of any Company which are, individually or in the aggregate, materially adverse.

(m) **Absence of Unusual Transactions** – since September 30, 2007, to the best of Vendor's knowledge, no Company has;

(i) transferred, assigned, sold or otherwise disposed of any Asset shown or reflected in the Delta Financial Statements or forgiven, cancelled or released any debt or claim, except in the ordinary and normal course of its business,

(ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of its business or disclosed in the Delta Disclosure Letter;,

(iii) issued or sold any share in its capital or any warrant, bond, debenture or other corporate security or issued, granted or delivered any right, option or other commitment for the issuance of any such or other security,

(iv) discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long-term liabilities disclosed in the Delta Financial Statements or current liabilities incurred since the date thereof in the ordinary and normal course of its business,

(v) declared or made any payment of any dividend or other distribution in respect of any of its shares other than in the ordinary and normal course, nor purchased, redeemed, subdivided, consolidated, or reclassified any share in its capital,

(vi) entered into any transaction not in the ordinary and normal course of its business, except for the change of office location,

(vii) made any gift of money or of any Asset to any Person except in the ordinary and normal course of its business,

(viii) amended or changed or taken any action to amend or change its constitutional documents,

(ix) increased or agreed to increase the remuneration of, or paid or agreed to pay any pension, share of profits or other similar benefit to any of its directors, officer or Employees and Contractors or former directors, officers or Employees and Contractors, other than in the ordinary and normal course of its business consistent with past practice and disclosed in writing to the Purchaser,

(x) made any payment of any kind to or on behalf of the Vendors or any of its Affiliates, other than business related expenses, salaries and bonuses in the ordinary and normal course of its business consistent with past practice and as disclosed in the Delta Financial Statements, in the Schedules or in writing to the Purchaser,

(xi) mortgaged, pledged, subjected to any lien, granted an option or a security interest in respect of or otherwise encumbered any of its Assets other than any which arise by operation of law, or

(xii) authorized or agreed or otherwise become committed to do any of the foregoing,

(n) **Title to Assets** – each Company has legal and beneficial ownership of its Assets as reflected on its financial books and records, and to the extent not disclosed in the Delta Disclosure Letter, the Assets are free and clear of all Encumbrances and none of such Assets is in the possession of or under the control of any other

Person. The Assets owned by the Companies represent all assets materially used by the Companies, respectively, in the conduct of their businesses;

(o) **Property** – no Company owns any real property. No Company is a party to or bound by any leases of real property other than those set out in the Delta Disclosure Letter and all interests held as lessee are free and clear of all Encumbrances. All rental and other payments required to be paid by the Companies under such leases have been duly paid and there is not otherwise any default by any Company in meeting its obligations under any such lease;

(p) **Material Contracts** – all current Material Contracts to which the Companies are a party are set out in the Disclosure Schedule along with each party thereto, and

(i) each such Material Contract is in full force and effect and is a valid and binding agreement of the Company party to such Material Contract, and

(ii) each Company has in all material respects performed or is performing all obligations required to be performed by it under each such Material Contract and is not in material breach or material default thereunder, except for possible late payments, and so far as the Vendors are aware no other party to any such Material Contract is in material breach or material default thereunder,

(q) **Shareholder Loans** – to the best of the Vendor's knowledge, there are no shareholder loans outstanding where any Company is the creditor;

(r) **Employees and Contractors** – the Delta Disclosure Letter contains a list of the Companies' Employees and Contractors, together with their current wages, salaries or hourly rate of pay or other material compensation payable to each such Employee and Contractor as of the date of this Agreement. Except as disclosed in the Delta Disclosure Letter, no Company is a party to any written or oral contract, agreement or other commitment with any Employee and Contractor other than contracts of indefinite duration which are terminable by the Company on reasonable notice as determined in accordance with applicable law. The Vendors are not aware of the intention of any Employee and Contractor, who is an executive or senior officer, to terminate his or her employment;

(s) **Corporate Records** – each of the Companies has kept all records required to be kept by applicable corporate legislation and is not in default of its reporting obligations under applicable corporate legislation;

(t) **Permits and Licences** – each of the Companies holds all authorizations, approvals, orders, licenses, permits or consents issued by any Government Entity that are necessary in connection with the conduct and operation of its business as it is currently conducted and the ownership, leasing or use of its Assets as the same are now owned, leased, used conducted or operated. As far as the Vendors are aware, none of the Companies is in material breach or default under any of the terms or conditions thereof, and all of such authorizations, approvals, orders,

licences, permits and consents as are material and are issued by a Government Entity are listed in the Delta Disclosure Letter;

(u) **Tax Filings and Payments** – To the best of Vendors knowledge, each of the Companies:

(i) has filed or caused to be filed within the time prescribed:

(A) all income tax returns and election forms and the income tax returns of each jurisdiction required to be filed and all such returns and forms are true, complete and accurate in all material respects and the amounts of tax payable shown in all such returns prepared by each Company are correct in all material respects, and

(B) all returns, reports, and information required to be filed with any Government Entity with respect to sales tax, property tax, property transfer tax, and every other tax (by whatever name) that each Company is required to file and all such returns, reports, and information are true, complete and accurate in all material respects,

(ii) has paid or caused to be paid all taxes due and payable (including all federal, provincial and local taxes, assessments or other imposts in respect of its income or Assets), and all interest and penalties thereon, if any, for all previous years and all required instalments of taxes due and payable for the current fiscal year have been paid, and

(iii) has withheld all amounts required to be withheld by the Company from salary and other payments to its Employees including pursuant to any taxing laws to which it is subject, and has remitted all such amounts, including all interest and penalties thereon, to the relevant Government Entity;

(v) **Indebtedness to Related Parties** – except for the payment of salaries and other compensation payable in the ordinary and normal course and reimbursement for out-of-pocket expenses in the ordinary and normal course and amounts disclosed in the Delta Financial Statements or the Delta Disclosure Letter, none of the Companies are indebted to the Vendors, Employees and Contractors, or any Affiliate thereof;

(w) **Conduct of Business** – to the best of the knowledge of the Vendors, no Company is conducting its business in material contravention of any law, regulation or of any direction of a Government Entity;

(x) **Intellectual Property** –

(i) the Delta Disclosure Letter lists all Intellectual Property (other than unregistered copyrights, know-how, trade secrets and off-the-shelf office productivity software) and all registration applications therefor owned by or licensed to the Companies that is material to their respective businesses.

The conduct of the business of each of the Companies, as presently conducted, does not, to the best knowledge of the Vendors, conflict with, or result in any violation of, or default under, or give rise to any right, license or encumbrance relating to, Intellectual Property owned by any of the Companies or with respect to which any Company now has or has had any contract with any third party, or any right of termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any contract to which any of the Companies is a party, or the loss or encumbrance of any Intellectual Property, or result in the creation of any Encumbrance in or upon any Intellectual Property owned by Company,

(ii) each Company uses all Intellectual Property that it does not own only in the manner and for the purposes authorized and specified by the owner or licensor of such Intellectual Property, and to the extent a Company has granted exclusive rights to Intellectual Property to another Person, such Company has not used such Intellectual Property for any purpose, including for development purposes or sale or distribution, except to such other Person,

(iii) each Company owns, or is licensed or otherwise has the right to use all Intellectual Property used in or necessary to carry on its business as presently conducted or as currently proposed by such Company to be conducted,

(iv) no Company has been notified by any Person that its planned products and services infringe upon or otherwise violate the rights of any Person with regard to any Intellectual Property owned by, licensed to or otherwise used by such Person,

(v) to the best knowledge of the Vendors, no Person is infringing on or otherwise violating any right of the Companies with respect to any Intellectual Property owned by, licensed to or otherwise used by such Companies,

(vi) each current or former officer, Employee and Contractor or consultant of each Company has assigned and transferred, or on or before the Closing Date will have assigned and transferred, to such Company all ownership and other rights of any nature whatsoever of such Person in any Intellectual Property claimed to be owned by such Company, no current or former director of such Company has any ownership or other rights of any nature whatsoever in any Intellectual Property claimed to be owned by such Company and no current or former director, officer, Employee and Contractor or consultant of such Company (or any member of their immediate families) has a valid claim against such Company in connection with the involvement of such Persons in the conception and development of any computer software or other Intellectual Property of such Company, and

(vii) Delta does not own title to or uses any registered service mark, trade name or trademark, or, to the best knowledge of the Vendors, any service mark,

trade name or trademark in which a third Person has any legal interest, except with the consent of such third person;

Where reference in this section 4.1 is made to the "to the best of the Vendors' knowledge", such term is defined as being to the knowledge of the Vendors having made all reasonable inquires in the circumstances.

Other Representations

4.2 All statements contained in any written certificate or other written instrument delivered by or on behalf of the Vendors or Delta Music pursuant to this Agreement will be deemed to be representations and warranties by the Vendors hereunder.

Reliance

4.3 Each of the Vendors acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

4.4 The Purchaser shall not be entitled to claim that any fact renders any of the warranties and representations in this Agreement untrue or misleading or causes them to be breached if it has been fairly disclosed to the Purchaser in the Delta Disclosure Letter and "fairly disclosed" means disclosed in such manner and in such detail as to enable a reasonably sophisticated purchaser of the Delta Leisure Shares and/or the Delta Music Shares to make an informed and accurate assessment of the matter concerned and the impact thereof on the company concerned.

Survival

4.5 The representations and warranties of the Vendors contained in this Agreement are effective from the date of this Agreement and shall continue in full force until the date which is twelve (**12**) months from Closing at which point the Vendors' liability under the representations and warranties shall cease.

Financial Limits

4.6 The Purchaser agrees in respect of claims under Part 3 or Part 4 of this Agreement ("**Warranty Claims**") that no liability shall attach to the Vendors in respect of any Warranty Claims unless the aggregate amount of liabilities in respect of such claims shall exceed the amount of GBP £100,000 but if such liabilities shall exceed that sum the Vendors shall (subject to the other provisions hereof) be liable for the whole of such liabilities and not merely for the excess. Notwithstanding anything else in this Agreement, the aggregate amount of the liability of the Vendors in respect of all Warranty Claims shall not exceed the amount of the Cash Consideration.

4.7 The Purchaser agrees with the Vendors that it shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss.

4.8 Any amount paid by the Vendors to the Purchaser in respect of any breach of any of the warranties contained in Part 3 or Part 4 of this Agreement shall constitute a repayment of, and a reduction in, the Cash Consideration.

Part 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Representations and Warranties in Respect of the Purchaser

5.1 The Purchaser represents and warrants to the Vendors that as at the date of this Agreement:

(a) **Organization and Good Standing** – the Purchaser is duly incorporated under the laws of its jurisdictions of incorporation and is validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all necessary legal and corporate power and authority to own its property and assets and to carry on its business as presently conducted. The Purchaser is duly qualified, licensed or registered to carry on business in the jurisdictions where it owns, leases or operates its property,

(b) **Authority** – the Purchaser has all necessary corporate right, authority, power and capacity to execute and deliver this Agreement, to acquire the Delta Leisure Shares and the Delta Music Shares and to issue the Consideration Shares, to perform all of its obligations hereunder and to comply with the terms and provisions of this Agreement and this Agreement constitutes a valid and binding obligation of the Purchaser in accordance with its terms,

(c) **No Approvals Required** –except for filings required by applicable securities legislation, no authorization, approval, order, license, permit or consent of any Government Entity, regulatory body or court nor the registration, declaration or filing by the Purchaser with any such Government Entity, regulatory body or court is required in order for the Purchaser

(i) to execute and deliver this Agreement or any other agreement, certificate or instrument to be executed or delivered by the Purchaser pursuant to or contemplated by this Agreement,

(ii) to incur the obligations expressed to be incurred by the Purchaser pursuant to this Agreement, or

(iii) to duly perform and observe the terms and provisions of this Agreement,

(d) **No Conflict** – the Purchaser is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, or which allows any Person to exercise any rights

or gives rise to a requirement to obtain any authorization, consent, approval or waiver from any third Person, as a result of,

(i) the execution and delivery by the Purchaser of this Agreement or any other agreement, certificate or instrument to be executed or delivered by the Purchaser pursuant to or contemplated by this Agreement, or

(ii) the performance by the Purchaser of its obligations pursuant to, or the observance by the Purchaser of any of the terms and provisions of, this Agreement,

(e) **Capitalization** – the authorized capital of the Purchaser consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which on a fully-diluted basis, 29,165,139 shares of Common Stock and no shares of preferred stock are outstanding as at the date of this Agreement,

(f) **No Other Agreements** – except as disclosed in the Purchaser SEC Filings, no Person has any agreement, option or right, present or future, contingent, absolute or capable of becoming an agreement, option or right, or which with the passage of time or the occurrence of any event could become an agreement, option or right, to require the Purchaser to:

(i) allot or issue any further or other share in its capital or any other security convertible or exchangeable into any share in its capital,

(ii) convert or exchange any security into or for any share in its capital, or

(iii) purchase, redeem or otherwise acquire any issued and outstanding share in its capital,

(g) **Consideration Shares** – upon issuance to the Vendor in accordance with this Agreement, the Consideration Shares will be validly issued, fully paid, unencumbered and non-assessable shares of the common stock of the Purchaser,

(h) **Exchange Act Reports** – the shares of the Purchaser's common stock are registered under Section 12(g) of the Exchange Act and the Purchaser has completed all filings with the SEC in accordance with its reporting obligations under the Exchange Act for the past twelve months. As of their respective dates, or as subsequently amended before the date hereof, to the Purchaser's knowledge, each of the Purchaser SEC Filings:

(i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(ii) complied in all material respects with the applicable rules and regulations of the SEC,

(i) **Outstanding Share Capital** – the issued and outstanding share capital of the Purchaser is as set forth in the Purchaser SEC Filings. All such outstanding shares in the capital of the Purchaser have been duly and validly issued and are outstanding as fully paid and non-assessable shares in the capital of the Purchaser and represent all of the issued and outstanding shares in the capital of the Purchaser,

(j) **Outstanding Rights to Consideration Shares** – other than in respect of the Private Placement and any share purchase warrants that may be issued in connection with the Private Placement, the Purchaser has not issued or committed to issue any shares, common share purchase warrants or options to purchase shares of the Purchaser's common stock,

(k) **Other Interests** – the Purchaser does not own any share in or other security of, or have any equity, partnership or proprietary interest in the Assets or business of, any other Person,

(l) **Purchaser Financial Statements** – all Purchaser Financial Statements and all financial statements of the Purchaser included in the Purchaser SEC Filings:

(i) have been derived from and are in accordance with the books and records of the Purchaser,

(ii) have been prepared in accordance with GAAP consistently applied with past practice, and

(iii) fairly present the financial position of the Purchaser as at each date and the results of operations, cash flows and the changes in shareholder's equity for each period reported,

(m) **Accuracy of Records** – all financial transactions of the Purchaser have to the best of Purchasers knowledge, been fairly reflected in the accounting and financial books and records of the Purchaser, and such books and records are stated in reasonable detail and fairly reflect the basis for any financial statements and SEC filings,

(n) **Bankruptcy** – the Purchaser has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. The Purchaser has not initiated proceedings with respect to a compromise or arrangement with its creditors, or for its winding-up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Purchaser or its Assets and no execution or distress has been levied on any of Purchaser's Assets, nor have proceedings been commenced in respect of any of the foregoing,

(o) **Absence of Undisclosed Liabilities** – except to the extent disclosed, reflected or reserved against in the Purchaser Financial Statements to the extent it has been required to disclose, reflect or reserve for under GAAP, or incurred in the ordinary and normal course of the business since September 30, 2007, the Purchaser does

not have any outstanding indebtedness or any liabilities or obligations (whether accrued, accruing, absolute, contingent or otherwise) and all such reserve amounts are adequate based on the past experience of the Purchaser and are consistent with the accounting procedures used by the Purchaser in previous fiscal periods and there is nothing which indicates that such reserves are not adequate or that higher reserves should be taken.

(p) **Absence of Unusual Transactions** – since September 30, 2007, the Purchaser has not

(i) transferred, assigned, sold or otherwise disposed of any Asset shown or reflected in the Purchaser Financial Statements or forgiven, cancelled or released any debt or claim, except in the ordinary and normal course of its business,

(ii) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of its business,

(iii) issued or sold any share in its capital or any warrant, bond, debenture or other corporate security or issued, granted or delivered any right, option or other commitment for the issuance of any such or other security,

(iv) discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent), other than current liabilities or the current portion of long-term liabilities disclosed in the Purchaser Financial Statements or current liabilities incurred since the date thereof in the ordinary and normal course of its business,

(v) declared or made any payment of any dividend or other distribution in respect of any of its shares other than in the ordinary and normal course, nor purchased, redeemed, subdivided, consolidated, or reclassified any share in its capital,

(vi) entered into any transaction not in the ordinary and normal course of its business,

(vii) made any gift of money or of any Asset to any Person,

(viii) amended or changed or taken any action to amend or change its constitutional documents,

(ix) increased or agreed to increase the remuneration of, or paid or agreed to pay any pension, share of profits or other similar benefit to any of its directors, officer or Employees and Contractors or former directors, officers or Employees and Contractors, other than in the ordinary and normal course of its business consistent with past practice and disclosed in writing to the Vendors,

(x) made any payment of any kind to or on behalf of any shareholder or any of its Affiliates, other than business related expenses, salaries and bonuses in the ordinary and normal course of its business consistent with past practice and as disclosed in the Purchaser Financial Statements or in writing to the Vendors,

(xi) mortgaged, pledged, subjected to any lien, granted an option or a security interest in respect of or otherwise encumbered any of its Assets, or

(xii) authorized or agreed or otherwise become committed to do any of the foregoing,

(q) **Absence of Changes** – since September 30, 2007, there have not been;

(i) any changes in the condition or operations of the business, Assets or financial affairs of the Purchaser which are, individually or in the aggregate, materially adverse, or

(ii) any damage, destruction or loss, labour unrest or other event, development or condition, of any character (whether or not covered by insurance) which is not generally known which has not been disclosed to the Vendors in writing, or which to the knowledge of the Purchaser may materially adversely affect the Assets or the business of the Purchaser,

(r) **Title to Assets** – the Purchaser has legal and beneficial ownership of and good and marketable title to all its Assets in its financial books and records, free and clear of all Encumbrances and none of such Assets is in the possession of or under the control of any other Person. The Assets owned by the Purchaser represent all assets materially used by Purchaser in the conduct of its business and as are necessary for the conduct by Purchaser of its business,

(s) **Bank Accounts and Powers of Attorney** – the Purchaser sets out a correct and complete list showing:

(i) the name of each bank or other financial institution with which the Purchaser has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safe deposit box, and

(ii) the names of all Persons holding powers of attorney from the Purchaser,

(t) **Property** – the Purchaser does not own any real property and is not a party to or bound by any leases of real property

(u) **Material contracts** – all Material Contracts to which the Purchaser is a party are set out in the Purchaser SEC Filings along with each party thereto, and

(i) each such contract is in full force and effect and is a valid and binding agreement,

(ii) the Purchaser has performed or is performing all obligations required to be performed by it under each such contract and are not in breach or default thereunder, and no other party to any such contract is in breach or default thereunder, and

(iii) the Purchaser does not know of any circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect the Purchaser's ability to perform its obligations under any such contract,

(v) **Shareholder Loans** – there are no shareholder or other loans outstanding where the Purchaser is the creditor,

(w) **Employees and Contractors** – the Purchaser does not have any Employees or Contractors,

(x) **Corporate Records** – the Purchaser has kept all records required to be kept by applicable corporate legislation, is not in default of its reporting obligations under applicable legislation in the United States of America and has completed all filings required to be made with the Nevada Secretary of State pursuant to Chapter 78 of the Nevada Revised Status entitled "Private Corporations",

(y) **Permits and Licences** – the Purchaser holds all authorizations, approvals, orders, licenses, permits or consents issued by any Government Entity which are necessary in connection with the conduct and operation of its business as it is currently conducted and the ownership, leasing or use of its Assets as the same are now owned, leased, used conducted or operated. The Purchaser is not in material breach of or in default under any of the terms or conditions thereof, and all such authorizations, approvals, orders, licences, permits and consents issued by a Government Entity are listed in the Purchaser Disclosure Letter,

(z) **Tax Filings and Payments** – the Purchaser

(i) has filed or caused to be filed within the time prescribed

(A) all income tax returns and election forms and the income tax returns of each jurisdiction required to be filed and all such returns and forms are true, complete and accurate in all material respects and the amounts of tax payable shown in all such returns prepared by the Purchaser are correct in all material respects, and

(B) all returns, reports, and information required to be filed with any Government Entity with respect to sales tax, property tax, property transfer tax, and every other tax (by whatever name) that the Purchaser is required to file and all such returns, reports, and information are true, complete and accurate in all material respects,

(ii) has paid or caused to be paid all taxes due and payable (including all federal, provincial and local taxes, assessments or other imposts in respect of its income or Assets), and all interest and penalties thereon, if any, for all

previous years and all required instalments of taxes due and payable for the current fiscal year have been paid,

(iii) has withheld all amounts required to be withheld by the Purchaser from salary and other payments to its Employees and Contractors including pursuant to any taxing laws to which it is subject, and has remitted all such amounts, including all interest and penalties thereon, to the relevant Government Entity, and

(iv) has accounted for all transactions is has been involved in, in a correct manner from a tax and accounting perspective,

(aa) **Indebtedness to Related Parties** –the Purchaser is not indebted to its Employees and Contractors, or any Affiliate thereof or of the Purchaser,

(bb) **Conduct of Business** – to the best of the knowledge of the Purchaser, the Purchaser is not conducting its business in material contravention of any Material Contract, law, regulation or of any direction of a Government Entity,

(cc) **Intellectual Property** –details of all rights in any Intellectual Property owned by the Purchaser are set out in the Purchaser SEC Filings;

(dd) **No Litigation** – there is no claim, suit, action, litigation, arbitration proceeding or Government Entity proceeding, including any appeal or application for review, in progress, pending or to the knowledge of the Purchaser threatened against, or relating to the Purchaser or affecting the Purchaser's Assets or business, and

(ee) **Compliance with Laws** – the Purchaser and its Assets, operations and business have been and are being operated and have been and are in material compliance with all laws or orders applicable to its business or operations. The Purchaser has not received a notice or other communication alleging a possible violation of any law or order applicable to its business or operation.

(ff) **Undisclosed Information** – to the best of the Purchaser's knowledge, the Purchaser does not have any material information which is not generally known or which has not been disclosed in writing to the Vendors or Delta by the Purchaser and which if known could reasonably be expected to have a material adverse effect on the value of the Consideration Shares, or the Assets or business of the Purchaser.

Where reference in this section 5.1 is made to the "to the best of the Purchaser's knowledge", such term is defined as being to the knowledge of the Purchaser and its representatives having made all due inquires reasonable in the circumstances.

Other Representations

5.2 All statements contained in any written certificate or other written instrument delivered by or on behalf of the Purchaser pursuant to this Agreement will be deemed to be representations and warranties by the Purchaser hereunder.

Reliance

5.3 The Purchaser acknowledges and agrees that Delta and the Vendors have entered into this Agreement relying on the Purchaser's warranties and representations and other terms and conditions of this Agreement.

Survival

5.4 The representations and warranties of the Purchaser contained in this Agreement are effective from the date of this Agreement and shall continue in full force until expiry of the period twelve (**12**) months from Closing at which point the Purchaser's liability under the representations and warranties shall cease.

Part 6

PRE-CLOSING COVENANTS

Covenants of the Vendors

6.1 Each of the Vendors covenants and agrees that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by the Purchaser, they will:

(a) **Conduct Business in Ordinary and Normal Course** – cause Delta Music and Delta Leisure to conduct their respective businesses in the ordinary and normal course thereof, including the payment of all current liabilities and accounts in the ordinary and normal course, and

(b) **Necessary Steps** – to take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution, delivery and performance of this Agreement and the completion of the transactions, and

(c) **Delta U.S. Financial Statements** – subject to payment of the Vendors' and the Companies' expenses as contemplated by Section 6.2(f), cause the Delta U.S. Financial Statements to be prepared and delivered to the Purchaser as soon as reasonably possible after this Agreement is entered into.

Covenants of the Purchaser

6.2 The Purchaser covenants and agrees that until the Closing Date or termination of this Agreement, except as otherwise contemplated in this Agreement or agreed to in writing by the other Vendors, it will:

(a) **Conduct Business in Ordinary and Normal Course** – conduct its business in the ordinary and normal course thereof, including the payment of all current liabilities and accounts in the ordinary and normal course

(b) **Private Placement** - use its best efforts to complete the Private Placement,

(c) **Audited Financial Statements** - prepare and file its audited financial statements for the year ended September 30, 2007 and file such financial statements with the SEC in accordance with the Purchaser's obligations under the Exchange Act,

(d) **Exchange Act Obligations** – comply with its reporting obligations under the Exchange Act; and

(e) **Necessary Steps** – take all actions, steps and proceedings that are necessary or desirable to approve or authorize, or to validly and effectively undertake, the execution, delivery and performance of this Agreement and the completion of the transactions.

(f) **Payment of Vendors Expenses** – no later than 30 days from the date of execution of this Agreement, the Purchaser will unconditionally pay the Vendors' Solicitor's the sum of £100,000, which shall not be repaid under any circumstances, and which amount will be:

(i) paid as a retainer to any or all of the Vendors' advisors (which may include but shall not be limited to the Vendors' accountants, auditors and/or solicitors) in respect of the entering into of this Agreement in such amounts and as directed by the Vendors ;

(ii) applied to pay for any or all of the costs and/or professional fees incurred by the Vendors, Delta Leisure and Delta Music in enabling the Vendors to complete their obligations under this Agreement, including preparation and delivery of the Delta U.S. Financial Statements.

Part 7

PURCHASER'S CONDITIONS PRECEDENT

Purchaser's Conditions

7.1 The obligations of the Purchaser to complete the purchase of the Delta Leisure Shares, the Delta Music Shares and the Shareholders Loan are subject to the satisfaction of or compliance with each of the following conditions before the Closing Date

(a) **Performance of Obligations** – the Vendors in all material respects, performed and complied with all the obligations, covenants and agreements to be performed and complied with by each of them on or before the Closing Date,

(b) **Delta U.S. Financial Statements** - the Vendors will have delivered to the Purchaser the Delta U.S. Financial Statements, which Delta U.S. Financial Statements will be in the form and include the content required by this Agreement.

Waiver

7.2 The conditions precedent set forth in this Part 7 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part on or before the Closing Date. The waiver by the Purchaser of any condition set forth in this Part 7, the acknowledgement or agreement by the Purchaser that any such condition has been satisfied and the completion of the purchase and sale transaction contemplated by this Agreement will be without prejudice to the Purchaser's rights in respect of the warranties, representations, covenants and indemnities of the Vendors contained in this Agreement.

Part 8

VENDORS' CONDITIONS PRECEDENT

Vendors' Conditions

8.1 The obligations of the Vendors to complete the sale of the Delta Leisure Shares, the Delta Music Shares and the Shareholders Loan are subject to the satisfaction of or compliance with each of the following conditions precedent:

(a) **Truth and Accuracy of Representations and Warranties of the Purchaser** – the representations and warranties of the Purchaser contained herein are true and correct in all material respects as at the Closing Date with the same effect as if made on the Closing Date,

(b) **Performance of Obligations** – the Purchaser has, in all material respects, performed and complied with all the obligations, covenants and agreements to be performed and complied with by it on or before the Closing Date, and

(c) **Payment of Vendors' Expenses** - the Purchaser has, in its entirety, complied with its obligation under Section 6.2(f).

(d) **Private Placement** – the Purchaser shall have completed the Private Placement, before the Closing Date or concurrently with the Closing.

8.2 The conditions precedent set forth in this Part 8 are for the exclusive benefit of the Vendors and may be waived by the Vendors in writing in whole or in part on or before the Closing Date. The waiver by the Vendors of any condition set forth in this Part 8, the acknowledgement or agreement by the Vendors that any such condition has been satisfied and the completion of the purchase and sale transaction contemplated by this Agreement will be without prejudice to the Vendors' rights in respect of the warranties, representations, covenants and indemnities of the Purchaser contained in this Agreement.

Part 9

CLOSING

Closing Date and Location

9.1 The Closing will take place on the date of Closing at the offices of Marriott Harrison being Staple Court, 11 Staple Inn Buildings, London WC1V 7QH United Kingdom or at such other time, date or location as may be agreed to in writing by the Parties after satisfaction (or waiver) of all Pre Closing Covenants contained in Part 6 of this Agreement.

9.2 Each of the Vendors and the Purchaser undertakes to use their best endeavours to ensure that the conditions in Sections 6 and 7 (which lie within each of their powers) is satisfied prior to the Termination Date.

Vendors' Closing Documents

9.3 On or before the date of Closing, the Vendors will deliver, or cause to be delivered, to the Vendors' Solicitors, in trust, the following documents:

(a) duly signed share transfer forms in respect of the Delta Leisure Shares and the Delta Music Shares;

(b) a release executed by Laurence Adams whereby the repayment of the Loan will be acknowledged and Delta Leisure released from all indebtedness, liabilities and obligations under the Loan;

(c) a certified copy of resolutions of the directors of Delta Leisure authorizing the registration of the Delta Leisure Shares in the name of the Purchaser, and the issuance of a share certificate representing the Delta Leisure Shares registered in the name of the Purchaser;

(d) a share certificate registered in the name of the Purchaser representing the Delta Leisure Shares;

(e) a certified copy of resolutions of the directors of Delta Music authorizing registration of the Delta Music Shares in the name of the Purchaser, and the issuance of a share certificate representing the Delta Music Shares registered in the name of the Purchaser;

(f) a share certificate registered in the name of the Purchaser representing the Delta Music Shares;

(g) corporate minute books and corporate seal, if any, and all other books and records of each Company, and

(h) consents of Laurence Adams and a nominee of Laurence Adams to act as directors of the Company,

and delivery of such documents by the Vendors in accordance with this §9.4 will be deemed to satisfy the conditions precedent set forth in Part 7.

Purchaser's Closing Documents

9.4 Immediately on the date of Closing and before the Vendors are required to supply any of the Vendors' Closing Documents, the Purchaser will deliver, or cause to be delivered, to the Purchaser's Solicitors, in trust, the following documents and funds:

(a) the Cash Consideration to Delta's Solicitors by way of telegraphic bank transfer,

(b) the Loan Repayment Amount to Delta's Solicitors by way of telegraphic bank transfer;

(c) the written direction of the Purchaser to Delta's Solicitors to:

(i) pay the Cash Consideration to the Vendors in accordance with Section 2.2(b) of this Agreement; and

(ii) pay the Loan Repayment Amount to Laurence Adams;

(d) share certificates representing the Consideration Shares, endorsed with the legend contemplated by this Agreement, registered in the name of each Vendor in accordance with Section 2.2(a) of this Agreement,

(e) a certified copy of resolutions of the directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser, the issue of the Consideration Shares and the payment of the Cash Consideration,

(f) a certified copy of resolutions of the directors of the Purchaser approving the increase in the size of the board of directors of the Purchaser from one director to no less than 2 directors and appointing Laurence Adams and a nominee of Laurence Adams as directors of the Company,

(g) such other documents and instruments, other than those set out in above, as may be reasonably requested by Vendor's Solicitors in order to complete the transactions set out in this Agreement,

and delivery of such documents and funds by the Purchaser in accordance with this §9.5 will be deemed to satisfy the conditions precedent set forth in §8.1.

Warranties

9.5 The warranties and representations contained in this Agreement shall be given by the Vendors and Purchaser (as appropriate) on the date of this Agreement and shall thereafter be deemed to be repeated at all times from the date of this Agreement and up until and including the date of Closing provided that either Party may make further disclosure to the other Party prior to Closing disclosing any matter or event which shall have occurred since the date of this Agreement and which affects any of the warranties and representations

contained herein so far as the same are to be continuously repeated until and including at Closing and if the such disclosure shall reveal any matters which in the opinion of the Party receiving the disclosure adversely and materially affects the value of the shares or assets that Party is acquiring under this Agreement, such Party shall not be obliged to proceed to Closing but if that Party does proceed to Closing it shall not be entitled to claim that any matter renders any of the warranties and representations (as so repeated on Closing) untrue or misleading or causes them to be breached if it has been fairly disclosed by the other Party prior to Closing.

PART 10

TERMINATION

Termination Rights

10.1 This Agreement may, by notice in writing given before or on the Closing, be terminated:

(a) by mutual consent of by the Vendors and the Purchaser;

(b) by the Purchaser if any of the conditions precedent in Part 7 have not been satisfied at or before Closing and the Purchaser has not waived such condition precedent at or before Closing;

(c) by the Vendors if any of the conditions precedent in Part 8 or Part 6 have not been satisfied at or before Closing and the Vendor has not waived such condition precedent at or before Closing; or

(d) by the Purchaser or by the Vendors if the Closing has not occurred on or before the Termination Date, or such later date as the Parties may agree to in writing, unless the Closing has not occurred by such date because the Party seeking to terminate this Agreement has failed to perform any one or more of its obligations or covenants under this Agreement to be performed at or before Closing.

Effect of Termination

10.2 Each Party's right of termination under this Part is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in this Part limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

10.3 If this Agreement is terminated pursuant to any provision of §10.1, all rights and obligations of the Parties under this Agreement will terminate (other than those in Section 11), except that:

(a) if this Agreement is terminated by the Vendors because of a breach of this Agreement by the Purchaser or because a condition for the benefit of the Vendors has not been satisfied because Purchaser has failed to perform any of its obligations or covenants under this Agreement which are reasonably capable of being performed or caused to be performed by the Purchaser, the Vendors' rights to pursue all legal remedies will survive such termination unimpaired; or

(b) if this Agreement is terminated by the Purchaser because of a breach of this Agreement by the Vendors or because a condition for the benefit of the Purchaser has not been satisfied because the Vendors have failed to perform any of their obligations or covenants under this Agreement which are reasonably capable of being performed or caused to be performed by the Vendors, the Purchaser's rights to pursue all legal remedies will survive such termination unimpaired.

10.4

PART 11

GENERAL

Acknowledgement of Confidentiality

11.1 The Parties hereby acknowledge and agree that:

(a) they have had access to information and trade secrets pertaining to the business, services and Intellectual Property of the Companies and the Purchaser, respectively (collectively, the "**Confidential Information**"),

(b) the disclosure of any of the Confidential Information to competitors of either the Companies or the Purchaser, to others or to the public, would be highly detrimental to the best interests of the Purchaser and/or the Companies, respectively, and

(c) the right to maintain the Confidential Information constitutes a proprietary right which the Purchaser and the Companies, respectively, are entitled to protect.

Covenant on Confidentiality

11.2 The Parties covenant and agree that they will:

(a) hold all of the Confidential Information in secrecy, as the trustee or custodian for the Party to who that Confidential Information pertains, and will only use the Confidential Information for their exclusive benefit and use,

(b) faithfully do all in their power to assist the other Parties in maintaining the secrecy of the Confidential Information, and

(c) not at any time without the prior written consent of the Party to who the Confidential Information pertains,

(i) disclose or divulge, directly or indirectly, to any person, firm or corporation any of the Confidential Information, or

(ii) practise or use, other than for the benefit of the Party to who the Confidential Information pertains, any of the Confidential Information.

Exceptions

11.3 Notwithstanding §10.2, nothing will be deemed to be Confidential Information which:

(a) is known to the party receiving the information at the time of disclosure, unless any individual who knows the information is under an obligation to keep that information confidential;

(b) becomes publicly known or available without the disclosure thereof by the party receiving the information in violation of this Agreement; or

(c) is received by the party receiving the information from a third party not under an obligation to keep that information confidential.

11.4 The provisions of §10.2 will not prohibit the disclosure of information required to be made under U.S. federal or state securities laws, rules and regulations or by order of any federal, state or local regulatory agency or as otherwise required to be disclosed under applicable law, rules or regulations, or for the purpose of any judicial proceedings. If any disclosure is so required, the party making such disclosure will consult with the other party before making such disclosure, and the parties will use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

Governing Law and Attornment

11.5 This Agreement will be exclusively governed by, and interpreted and construed in accordance with, the laws prevailing in the State of Nevada and the parties irrevocably and unconditionally attorn to the jurisdiction of the courts of the State of Nevada and all courts having appellate jurisdiction thereover. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Notices

11.6 Every notice, request, demand or direction to be given pursuant to this Agreement must be in writing and must be delivered by courier service or sent by facsimile transmission or other similar form of written transmission by electronic means, in each case addressed as follows:

if to the Purchaser:

Playbox (US) Inc.
Suite 3.19, MLS Business Centre
130 Shaftesbury Avenue
London, England

Facsimile: +44-207-900-3534
Attention: Mr. Robert Burden

with a copy to:

Lang Michener LLP
1500 – 1055 West Georgia Street
Vancouver, British Columbia
Canada V6E 4N7

Facsimile: +1 (604) 893-2356
Attention: Michael Taylor

if to Delta Leisure or Delta Music:

Delta Leisure Group PLC.
222 Cray Avenue,
Orpington, KentBR5 3PZ
England

Facsimile: +44 1689 888 894
Attention: Laurence Adams

with a copy to:

Marriott Harrison
Staple Court,
11 Staple Inn Buildings
London, WC1V 7QH
England

Facsimile: +44 20 7209 2001
Attention: Tony Morris

if to the Vendors:

Laurence Adams
222 Cray Avenue,
Orpington, Kent
BR5 3PZ
England

Facsimile: +44 1689 888 894

or to such other address or transmission receiving station in as specified by a party by notice to each other party. Any notice delivered by hand or sent by facsimile transmission will be deemed conclusively to have been effectively given on the day notice was delivered or sent as aforesaid if it was delivered or sent on a day that was a Business Day at the place of the intended recipient, or on the next day that is a Business Day at such place if it was delivered or sent on a day that was not a Business Day at such place.

Public Notices

11.7 The Parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated and no Party will act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Public Disclosure

11.8 Before and after Closing, none of the Parties will disclose the terms of this Agreement, except as reasonably required for income tax purposes or as otherwise may be required by law including all securities laws and applicable stock exchange rules and policies. Notwithstanding the foregoing, in the case of any public filing of this Agreement under applicable securities laws the Parties will use reasonable efforts to jointly plan and coordinate such filings.

Entire Agreement

11.9 This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter hereof. No party has relied on any representation made by any other party or any other person except for any representation expressly set out in this Agreement. No future variation shall be effective unless made in writing and signed by each of the parties.

11.10 This Agreement is not binding on the Purchaser, Delta Leisure, Delta Music or the Vendors until such time as the Agreement has been fully executed by each of the Purchaser, Delta Leisure, Delta Music and each of the Vendors.

Payment of Costs

11.11Save as for the costs payable by the Purchaser to the Vendors under Section 6.2(f), the Parties acknowledges and agrees that all costs associated with the transactions described in this Agreement and incurred by each Party (**"Costs"**) are the responsibility of the individual Party which incurred those Costs.

Waiver and Consent

11.12 No delay or failure by a party to exercise any of its rights under this Agreement constitutes a waiver of any such right. No consent or waiver, express or implied, by a party to, or of any breach or default by any other party of, any or all of its obligations under this Agreement will,

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section,

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation,

(c) constitute a general waiver under this Agreement, or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

Severability

11.13 If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Amendments

11.14 This Agreement may not be amended except in writing signed by each Party.

Further Assurances

11.15 The Parties will with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after Closing.

Assignment

11.16 No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Parties.

Enurement

11.17 This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Counterparts

11.18 This Agreement may be executed in any number of counterparts, in original form or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the parties, and each of which will together be deemed to be an original, notwithstanding that each party is not a signatory to the same counterpart.

IN WITNESS WHEREOF the Parties have duly executed this Agreement effective as of the day and year first above written.

PLAYBOX (US) INC.

Per:

Authorized Signatory

LAURENCE ADAMS

JACQUELINE ADAMS

To: The Directors
PlayBOX (U.S.) Inc.
Suite 3.19
MLS Business Centre
130 Shaftesbury Avenue
London
W1D 5EU

28th March 2008

Dear Sirs

Delta Leisure Group Plc ("the Company") and Delta Music Limited (Delta Music") (together the "Companies")

1. Introduction

This is the Delta Disclosure Letter (**"Disclosure Letter"**) referred to in the Sale and Purchase Agreement to be entered into on or around the date of this letter between (1) PlayBOX (US) Inc. (**"PlayBOX"**) and (2) Laurence Adams and Jacqueline Adams (the **"Vendors"**) relating to the sale and purchase of the issued share capital of the Companies (the **"SPA"**).

2. Definitions

Except those defined separately in this Disclosure Letter, the words and expressions defined in the SPA have the same respective meanings in this Disclosure Letter.

3. Preliminary

3.1 The purpose of this Disclosure Letter is to disclose to you the exceptions to the representations and warranties given by the Vendors which are set out in the SPA. The representations are made and the warranties are given subject to the disclosures made by this Disclosure Letter and the documents referred to in this Disclosure Letter (**"Disclosure Documents"**). The Vendors shall not be, nor shall be deemed to be, in breach of any of the warranties or representations in respect of any fact, matter or circumstance disclosed in this Disclosure Letter or any of the Disclosure Documents to the extent that such fact, matter or circumstance is fairly disclosed.

3.2 Certain matters disclosed may relate to more than one of the warranties and/or representations. Each disclosure is to be treated as relating to every one of the warranties and representations to which it is or may be relevant. Accordingly the disclosures made shall not be limited to the paragraphs to which reference is made in section 5 of this Disclosure Letter. Where there is any inconsistency or conflict between the statements made in this Disclosure Letter and any statement made in any document attached hereto or referred to herein, the terms of this Disclosure Letter shall prevail.

3.3 The disclosure of any matter or document shall not imply any representation or warranty, assurance, covenant, indemnity, commitment or undertaking not expressly set out in the SPA, nor shall such disclosure be taken as extending the scope of any representation, warranty, assurance, covenant, indemnity, commitment or undertaking set out in the SPA.

3.4 No disclosure made or deemed to be made by this Disclosure Letter shall impose on the Vendors any greater liability than that expressly assumed by them under the SPA.

4. General Disclosures

4.1 The following matters are also deemed to be disclosed by this Disclosure Letter:

4.1.1 all information contained in the SPA (including the schedules to it and all documents in the agreed form);

4.1.2 the contents of each of the Disclosure Documents listed in the index of Disclosure Documents (two copies of which have been initialled for the purposes of identification) or contained in the attached bundle Disclosure Documents;

4.1.3 all matters disclosed in all the replies to due diligence enquires in respect of the Companies sent by the Vendors to the Purchaser, the Purchaser's Solicitors or the Purchaser's representatives;

4.1.4 all matters disclosed in any reports on the Companies prepared by or on behalf of the Purchaser;

4.1.5 the contents of the statutory books and minute books of the Companies and any other company in the same group as either of the Companies (**"Group Company"**);

4.1.6 the memorandum and articles of association of each Group Company;

4.1.7 all matters shown in the accounts of each Group Company as filed at the Companies Registry in England and Wales;

4.1.8 all matters shown in the management accounts in respect of each Group Company;

4.1.9 all matters which would be revealed by searches of the following registries (whether or not any such search is actually made) conducted on the last Business Day prior to the date of the SPA, in respect of each Group Company:

(a) the Companies Registry in England and Wales;

(b) the Central Registry of Winding Up Petitions in England and Wales;

(c) all matters which should be revealed by a proprietor search of the UK Trade Marks Registry on the last Business Day prior to the date of the SPA; and

(d) all information which may be obtained from a bankruptcy search against the Vendors at the Land Charges Registry carried out on the on the last Business Day prior to the date of the SPA.

5. Specific Disclosures

Without prejudice to the generality of paragraph 4 above, there are further disclosed the matters set out below which are, for convenience only, made by reference to the numbered paragraphs in Parts 3 and 4 of the SPA:

Warranty	**Disclosure**
Part 3	
3.1(e)	The Company is from time to time indebted to the Vendors in respect of expenses incurred in the usual course of business. Such liability/indebtedness never exceeds an aggregate amount of £10,000. Laurence Adams and Jacqueline Adams withdraw annual salaries from the Company of £145,000 and £34,600 respectively.
3.1(f)	A Mercedes E320 is registered in the name of Laurence Adams and the Company provides Laurence Adams with a mileage allowance. A Volkswagen Eos is registered in the name of Jacqueline Adams and the Company provides of Jacqueline Adams with a mileage allowance.
Part 4	
4.1(b)	The Company currently has an overdraft facility with Coutts Bank (the **"Bank"**) of up to £500,000. The Company took out a loan of £1,000,000 with the Bank in November 2006. The repayments (including interest) are for £21,000 per month over a 5-year period. There is currently approximately £800,000 still to repay under the loan. There is a fixed and floating charge in favour of the Bank in respect of the Company's liabilities over the assets of the Companies (including the Company's catalogue). The Bank's consent is required for a change in control of the Company in respect of the loan facility and the loan (referred to above in this disclosure 4.1.(b)) otherwise

	the Bank will have the right to terminate these.
4.1(c)	The Bank's approval is required as stated above under disclosure 4.1(b).
4.1(d)	There is a small trademark dispute with Flying Music Company Ltd (**"Flying Music"**). Flying Music has claimed the Company is in breach of its trademark. The Company has disputed this claim in its entirety and has requested that Flying Music pay all the Company's costs in respect of this dispute. It is likely this dispute will be resolved imminently with each party paying their own costs with no other costs or damages being payable by either party. Two copyright claims have been made against the Company, each in respect of a small amount. Charly Records has claimed £10,000, but it is likely the Company will only pay out £3,000 in respect of this claim. The second claim has been brought by Gusto Records in respect of a record track. As the Company has a good relationship with Gusto Records the Vendors are hopeful that Gusto Records will give the Company a licence in respect of the track in question and the Company would then pay Gusto Records royalties from the date the Company first used the track. Any such backdated royalties would not amount to more than £1,000. Delta Music Holding AG (which is in liquidation) is in breach of its obligations (i.e. selling catalogues and distribution rights) under agreements entered into with the Company pursuant to the sale and purchase agreement between it and the Company dated 29 November 2006, whereby Delta Music Holding AG is prevented from selling the licences without the consent of the Company. The Company is currently investigating the breaches.
4.1(f)	Some of the Company's shares are partly paid. There are 50,000 shares in issue of which 10,000 are held by Jacqueline Adams (of which 9,990 are one quarter paid and 10 are fully paid) and 40,000 are held by Laurence Adams (of which 39,910 are one quarter paid and 90 are fully paid). The shares were all issued at £1. The profile of each Group Company along with details of the partly paid up share capital are attached to this Disclosure Letter at documents 1 to 4 in the Disclosure Documents.
4.1(h)	Any preparation and delivery of the Delta Financial Statements shall be dependant on the Purchaser unconditionally depositing £100,000 to the Vendors pursuant to section 6.2(f) of the SPA.

4.1(k)	The Works Retail Ltd (**"Works Retail"**) owed the Company £97,079. Works Retail has paid the Company approximately £40,000 of this amount. It is likely Works Retail will be sold imminently and on such a sale it is likely the Company would receive approximately 30p to 40p in the pound in respect of the remaining amount due by Works Retail. If Works Retail is not sold all sums owed by it to the Company will be written off as bad debts. The aggregate amount of all other debts owed to the Company do not exceed £10,000.
4.1(o)	The Company owns a lease in respect of the property, details of which are set out in document 5 of the Disclosure Documents.
4.1(p)	Details of the top 10 Material Contracts are at document 6 of the Disclosure Documents. These include product licences and distribution licences. Such contracts account for between 50% and 60% of the business of the Companies.
4.1(q)	The Company has an outstanding loan in favour of Laurence Adams being the Loan referred to in the SPA.
4.1(r)	There are four separate consultancy agreements in place. Harry Maloney has an agreement with the Company whereby he is responsible for new partnerships/relationships and the digital aspects of the Company's business. He is paid £3,500 per month. Anthony Oliva is the Company's export manager and has a six-month agreement which commenced on 1 January 2008 for £5,500 per month. John Henderson is responsible for the Company's reports and is paid £1,000 per month. Dave Symondson has a 12-month contract with Delta Music Merchandising Limited which commenced on 1 March 2008 and he is paid £1,500 per month. Payroll details are set out in document 7 of the Disclosure Documents.
4.1(x)(i)	No Group Company has any registered Intellectual Property but the Company has trademark licences from Delta Music Holding AG.
4.1(x)(v)	Refer to the disclosure under 4.1(d) above in respect of Delta Music Holding AG.
4.1(x)(vii)	Refer to the disclosure in respect of Flying Music under 4.1(d) above.

Please sign the attached copy to acknowledge receipt of this Disclosure Letter and your acceptance of the contents on the terms set out in it.

Yours faithfully,

....
Laurence Adams

....
Jacqueline Adams

Receipt of this Disclosure Letter is acknowledged by us, and the contents are accepted by us on the terms set out in it, this 28 day of March 2008.

Yours faithfully,

....
Duly authorised for and on behalf of
PlayBOX (U.S.) Inc.

Delta Leisure Group Plc

CONSOLIDATED FINANCIAL STATEMENTS

for the period from 17 October 2006

to 30 April 2007

Company Registration No. 05969142

DIRECTORS

LJ Adams
PR Dyer

SECRETARY

PR Dyer

COMPANY NUMBER

05969142 (England and Wales)

REGISTERED OFFICE

222 Cray Avenue
Orpington
Kent BR5 3PZ

AUDITORS

Baker Tilly UK Audit LLP
Chartered Accountants
2 Bloomsbury Street
London WC1B 3ST

The directors submit their report and the group financial statements of Delta Leisure Group Plc for the period ended 30 April 2007.

INCORPORATION

The company was incorporated on 17 October 2006 and has shortened its accounting reference date to 30 April 2007.

PRINCIPAL ACTIVITIES

The principal activity of the group during the year was that of distributors of compact discs, videos, DVDs and Digital Downloads, supplying products mainly at the budget end of the market. The group supplies these products to the traditional high street retailers, through its subsidiary Delta Home Entertainment Limited, and to non-traditional retailers (e.g. Garden Centres, Charity Shops), through its subsidiary Delta Music Merchandising Limited. Delta Music Limited is responsible for acquiring licenses and commissioning programmes, which are then manufactured as CDs and DVDs, and in turn sold onto the two other subsidiaries. Delta Music Limited also sells on to overseas distributors, and is responsible for all digital download sales.

REVIEW OF THE BUSINESS

Delta Leisure Group Plc was formed in October 2006, as a vehicle to purchase the shares, previously owned by Delta Music GMBH, from them, thus severing all financial ties with the previous majority shareholder.

One of the first decisions made by the Directors' was to change the accounting reference date from 31 December, to 30 April, a date which is better for the business.

Given this change it meant that the trade in the subsidiaries included the period January to April (traditionally the quietest period of the year) in this financial period, and given that the group incurred considerable one-off costs involved with the share buy out from Delta Music GMBH, the company has had a satisfactory year.

CURRENT TRADING

The trading period from May to July 2007 has proved to be a difficult one, with interest rate rises and the poor summer creating a difficult climate for retailing. Trading for August and September has proved to be a little better.

This year a number of major customers have gone out of business, including Fopp, Choices and DDHE. On the other hand, a number of competitors have also gone out of business, the two largest being Prism and Green Umbrella. The market appears to have shrunk in size, but with a smaller number of players sharing that market.

RESULTS AND DIVIDENDS

The results for the year are set out in detail on page 6.

The directors do not recommend the payment of a dividend.

PRINCIPAL RISKS AND UNCERTAINTIES

Other than the current difficult trading climate, as detailed above, running into this year's Christmas period and through into next year, the other main risk area is that of technology. Across the industry, both CD and DVD sales are falling, with consumers now downloading music and films from the internet. Whilst this has mainly been the major record companies and film studios that have suffered the most, it is only a matter of time before this filters down to the budget end of the market.

To counter this, last year the group entered into agreements with a number of digital downloading aggregators, Megpop, Itunes etc, and has recently produced its own digital download web site, all of which gave an income of £105,538 during this financial period. Income for the first four months of financial year 2007/8 totalled £65,476.

The Directors have also embarked on a policy of producing special interest DVD programmes that the group owns outright, and will in the future seek to market this catalogue in other areas, to produce an income stream.

FUTURE PLANS AND STRATEGY

As detailed above, it is the Directors' intention to build a library of programmes and albums that the group owns, either by having it produced on its behalf, or by acquiring catalogue as it becomes available.

POLICY ON PAYMENT OF CREDITORS

The average period of credit taken is 65 days. The group pays suppliers after 30 days, 60 days or 90 days depending upon the country of supply. It is impossible to be more specific than this due to the large range of suppliers.

DIRECTORS

The following directors have held office since incorporation:

LJ Adams	(appointed 17 October 2006)
PR Dyer	(appointed 17 October 2006)

STATEMENT AS TO DISCLOSURE OF INFORMATION TO AUDITORS

The directors who were in office on the date of approval of these financial statements have confirmed, as far as they are aware, that there is no relevant audit information of which the auditors are unaware. Each of the directors have confirmed that they have taken all the steps that they ought to have taken as directors in order to make themselves aware of any relevant audit information and to establish that it has been communicated to the auditor.

AUDITORS

The directors, having been notified of the cessation of the partnership known as Baker Tilly, resolved that Baker Tilly UK Audit LLP be appointed as successor auditor with effect from 1 April 2007, in accordance with the provisions of the Companies Act 1989, s26(5). Baker Tilly UK Audit LLP has indicated its willingness to continue in office.

By order of the board

LJ ADAMS
Director

29 November 2007

DIRECTORS' RESPONSIBILITIES IN THE PREPARATION OF FINANCIAL STATEMENTS

The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). The financial statements are required by law to give a true and fair view of the state of affairs of the company and the group and of the profit or loss of the group for that period. In preparing those financial statements, the directors are required to:

a. select suitable accounting policies and then apply them consistently;

b. make judgements and estimates that are reasonable and prudent;

c. prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the requirements of the Companies Act 1985. They are also responsible for safeguarding the assets of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF DELTA LEISURE GROUP PLC

We have audited the financial statements on pages 6 to 22.

This report is made solely to the company's members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an auditors' report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members as a body, for our audit work, for this report, or for the opinion we have formed.

Respective responsibilities of directors and auditors

The directors' responsibilities for preparing the Annual Report and the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice) are set out in the Statement of Directors' Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you whether in our opinion the information given in the Directors' Report is consistent with the financial statements.

In addition we report to you if, in our opinion, the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and other transactions is not disclosed.

We read the Directors' Report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's and company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion

- the financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice, of the state of the group's and company's affairs as at 30 April 2007 and of the group's loss for the period then ended and have been properly prepared in accordance with the Companies Act 1985; and
- the information given in the Directors' Report is consistent with the financial statements.

BAKER TILLY UK AUDIT LLP
Registered Auditor
Chartered Accountants
2 Bloomsbury Street
London WC1B 3ST

29 November 2007

Delta Leisure Group Plc
CONSOLIDATED PROFIT AND LOSS ACCOUNT
for the period from 17 October 2006 to 30 April 2007

	Notes	Period ended 30 April 2007 £
TURNOVER	1	2,551,104
Cost of sales		(2,061,504)
Gross profit		489,600
Other operating expenses (net)	2	(790,695)
OPERATING LOSS		(301,095)
Investment income	3	1,526
Interest payable	4	(37,992)
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION	5	(337,561)
Taxation	7	92,348
LOSS ON ORDINARY ACTIVITIES AFTER TAXATION		(245,213)
Minority interests		70,530
LOSS FOR THE PERIOD	17	(174,683)

The loss for the period arises from the group's continuing operations.

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the period ended 30 April 2007	Period ended 30 April 2007 £
Loss for financial period	(174,683)
Unrealised surplus on revaluation of music catalogue	71,416
Total recognised gains and losses relating to the period	(103,267)

Delta Leisure Group Plc
BALANCE SHEETS
30 April 2007

	Notes	Group 30 April 2007 £	Company 30 April 2007 £
FIXED ASSETS			
Intangible assets	8	642,763	-
Tangible assets	9	411,452	-
Investments	10	12,000	1,423,626
		1,066,215	1,423,626
CURRENT ASSETS			
Stocks	11	1,106,294	-
Debtors	12	1,435,811	25,596
Cash at bank and in hand		170,570	-
		2,712,675	25,596
CURRENT LIABILITIES			
CREDITORS: Amounts falling due within one year	13	(1,551,197)	(210,110)
NET CURRENT ASSETS/(LIABILITES)		1,161,478	(184,514)
TOTAL ASSETS LESS CURRENT LIABILITIES		2,227,693	1,239,112
CREDITORS: Amounts falling due after more than one year	14	(1,087,319)	(1,073,912)
NET ASSETS		1,140,374	165,200
CAPITAL AND RESERVES			
Called up share capital	15	12,575	12,575
Profit and loss account	17	(174,683)	152,625
Revaluation reserve	19	71,416	-
	18	(90,692)	165,200
Minority interest		1,231,066	-
		1,140,374	165,200

The financial statements were approved and authorised for issue by the board on 29 November 2007 and are signed on its behalf by:

LJ Adams Director

Delta Leisure Group Plc
CONSOLIDATED CASH FLOW STATEMENT
for the period from 17 October 2006 to 30 April 2007

	Notes	Period ended 30 April 2007 £
CASH FLOW FROM OPERATING ACTIVITIES	20a	389,405
Returns on investments and servicing of finance	20b	(34,799)
Taxation		(47,882)
Capital expenditure	20b	(4,615)
Acquisitions	20b	(1,598,519)
NET CASH FLOW BEFORE FINANCING		(1,296,410)
Financing	20b	1,225,693
DECREASE IN CASH		(70,717)

		£
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT		
Decrease in cash		(70,717)
Cash inflow from increase in debt and lease financing		(1,213,118)
Change in net funds resulting from cash flows		(1,283,835)
New hire purchase contracts on acquisition of subsidiary undertakings		(92,540)
Movement in net debt		(1,376,375)
Net debt at 30 April 2007	20c	(1,376,375)

BASIS OF ACCOUNTING

The financial statements have been prepared under the historical cost convention in accordance with applicable accounting standards.

BASIS OF CONSOLIDATION

The consolidated financial statements incorporate those of Delta Leisure Group Plc and all of its subsidiary undertakings for the period. Subsidiaries acquired during the period are consolidated using the acquisition method. Their results are incorporated from the date control passes. All financial statements are made up to 30 April 2007.

TANGIBLE FIXED ASSETS

Fixed assets are stated at historical cost.

Depreciation is provided on all tangible fixed assets at rates calculated to write each asset down to its estimated residual value evenly over its expected useful life, as follows:-

Office equipment, fixtures, fittings, tools and equipment	15%-25% straight line
Motor vehicles	25% straight line

INVESTMENTS

Long term investments are described as participating interests and are classified as fixed assets.

Participating interests are stated at cost.

Provision is made for any diminution in the value of fixed asset investments.

STOCKS

Stock is valued at the lower of cost and net realisable value. Net realisable value is based upon estimated selling prices less further costs expected to be incurred to completion and disposal. Provision is made for obsolete and slow moving items.

DEFERRED TAXATION

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the Group's taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

LEASED ASSETS AND OBLIGATIONS

Where assets are financed by leasing agreements that give rights approximating to ownership ("finance leases"), the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor.

Lease payments are treated as consisting of capital and interest elements, and the interest is charged to the profit and loss account in proportion to the remaining balance outstanding.

All other leases are "operating leases" and the annual rentals are charged to the profit and loss account on a straight line basis over the lease term.

PENSION CONTRIBUTIONS

The amount charged to the profit and loss account in respect of pension costs and other post retirements benefits is the contributions payable in the period. Differences between contributions payable in the period and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

TURNOVER

Turnover represents the invoiced value, net of Value Added Tax, of goods sold and services provided to customers.

FOREIGN CURRENCIES

Assets and liabilities denominated in foreign currencies and the accounts of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date. Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. All differences are taken to the profit and loss account.

INTANGIBLE FIXED ASSETS

Goodwill representing the excess or shortfall of the purchase price compared with the fair value of net assets acquired is capitalised and written off evenly over 5 years as in the opinion of the directors this represents the period over which the goodwill is effective.

Music catalogues are capitalised at valuation as intangible fixed assets. The music catalogue has been professionally valued by a third party.

The licensed element of the music catalogue is amortised by equal annual amounts over their expected useful life.

The wholly owned element of the music catalogue is reviewed for impairment at the end of the first full financial year following the acquisition and in other periods if events or changes in circumstances indicate that the carrying value may not be recoverable.

FINANCE COSTS

Finance costs of debt are recognised in the profit and loss account over the term of such instruments at a constant rate on the carrying amount.

1 TURNOVER AND LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

The group's turnover and loss before taxation were all derived from its principal activity. Sales were made in the following geographical markets:

	Period ended 30 April 2007 Turnover £
United Kingdom	2,183,860
Rest of the World	367,244
	2,551,104

2 OTHER OPERATING EXPENSES (NET)

	Period ended 30 April 2007 £
Distribution costs	399,328
Administration expenses	468,272
Other operating income	(76,764)
	790,836

3 INVESTMENT INCOME

	Period ended 30 April 2007 £
Other interest receivable	1,526
	1,526

4 INTEREST PAYABLE AND SIMILAR CHARGES

	Period ended 30 April 2007 £
Hire purchase contracts	4,362
On bank loans and overdrafts	31,963
Amortisation of issue costs of bank loan	1,667
	37,992

5 LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

	Period ended 30 April 2007 £
Loss on ordinary activities before taxation is stated after charging/(crediting):	
Depreciation and amounts written off tangible fixed assets:	
Charge for the period:	
owned assets	56,822
leased assets	25,442
Loss on disposals	342
Exchange gain	(1,034)
Operating lease rentals:	
Land and buildings	47,083
Amortisation of negative goodwill	(165,410)
Amortisation of music catalogue	223,891
Impairment of music catalogue	57,239
Auditors' remuneration	
- audit services	16,000
- other services	20,000

6 EMPLOYEES

	Period ended 30 April 2007 No.
The average monthly number of persons (including directors) employed by the group during the period was:	
Warehouse	15
Sales and distribution	20
Administration	23
	58

	Period ended 30 April 2007 £
Staff costs for the above persons:	
Wages and salaries	644,481
Social security costs	65,536
Other pension costs	39,506
	749,523

DIRECTORS' REMUNERATION

	Period ended 30 April 2007 £
In respect of the directors of Delta Leisure Group Plc:	
Emoluments (including benefits in kind)	82,596
Money purchase pension contributions	20,224
	102,820

The highest paid director received emoluments totalling £60,535 as well as £5,000 of payments into a money purchase pension scheme. Two directors have retirement benefits accruing under money purchase schemes.

7 TAXATION

	Period ended 30 April 2007 £
Current tax:	
UK corporation tax on losses of the period	83,326
Adjustments in respect of previous periods	15,008
Total current tax	98,334
Deferred tax	(5,986)
Total current tax	92,348

Factors affecting tax charge for period:	Period ended 30 April 2007 £
The tax assessed for the period is higher than the standard rate of corporation tax in the UK (30%). The differences are explained below:	
Loss on ordinary activities before tax	(337,561)
Loss on ordinary activities multiplied by standard rate of corporation tax in the UK 30% (2005: 30%)	(101,268)
Effects of:	
Expenses not deductible for tax purposes	(16,131)
Capital allowances in excess of depreciation	(15,772)
Benefits of small companies relief	14,388
Other timing differences	741
Adjustment to tax charge in respect of previous periods	(15,008)
Amortisation of goodwill and intangibles	34,716
Tax credit for period	(98,334)

8 INTANGIBLE FIXED ASSETS

GROUP	Purchased Goodwill £	Music Catalogue £	Total £
Cost:			
Additions (see note 10)	(2,481,160)	3,168,227	687,067
30 April 2007	(2,481,160)	3,168,227	687,067
Amounts written off:			
Charged in the period:			
Amortisation	(165,410)	223,891	58,481
Impairment	-	57,239	57,239
Gain on revaluation	-	(71,416)	(71,416)
30 April 2007	(165,410)	209,714	44,304
Net book value			
30 April 2007	(2,315,750)	2,958,513	642,763

The music catalogue that was acquired in the period was valued by the Royalty Compliance Organisation on a fair market value basis.

If the music catalogue was to be sold as balance sheet values estimated tax payable would arise of £887,554.

9 TANGIBLE FIXED ASSETS

GROUP	*Motor vehicles* £	*Office equipment* £	*Fixtures, fittings, tools and equipment* £	*Computer equipment* £	*Total* £
Cost					
Acquired on acquisition (note 10)	135,999	70,982	228,145	54,318	489,444
Additions	-	235	9,458	1,409	11,102
Disposals	(6,830)	-	-	-	(6,830)
30 April 2007	129,169	71,217	237,603	55,727	493,716
Depreciation					
Charged in the period	25,442	8,136	38,648	10,038	82,264
30 April 2007	25,442	8,136	38,648	10,038	82,264
Net book value					
30 April 2007	103,727	63,081	198,955	45,689	411,452

The net book value of fixed assets includes £103,727 in respect of assets held under hire purchase contracts. The depreciation charge in the period on these assets was £25,442.

10 FIXED ASSETS INVESTMENTS

GROUP	Associated Undertaking £
Cost:	
Addition	12,000
30 April 2007	12,000

COMPANY	Subsidiary Undertaking £
Cost:	
Additions	1,423,626
30 April 2007	1,423,626

The group holds more than 20% of the equity (and no other share or loan capital) of the following undertakings:

10 FIXED ASSET INVESTMENTS (continued)

	Country of registration/ incorporation	Class of holding	Holding	Proportion held	Nature of business
Subsidiary undertakings:					
Delta Music Limited	England	Ordinary	Direct	75%	Distribution
Delta Home Entertainment Limited	England	Ordinary	Indirect	75%	Distribution
Delta Music Merchandising Limited	England	Ordinary Preference	Indirect	74.81% 75%	Distribution
Associate undertakings:					
Coda Distribution Limited	England	Ordinary	Indirect	40%	Distribution

Coda Distribution Limited is not consolidated as, in the opinion of the directors, the figures would be of no value to the members. At 30 April 2007 the company had capital and reserves of (£69,489) and its loss for the 4 month period was £8,017.

ACQUISITIONS

On 28 November 2006, Delta Leisure Group plc acquired 75% of Delta Music Limited for a cash consideration of €2,000,000 (£1,354,471) which was financed by a loan. Delta Music Limited has been accounted for using the acquisition method of accounting. The assets and liabilities of Delta Music Limited have been consolidated at their fair values to the group, as set out below:

	Initial Book Value £	Revaluation £	Fair value at date of acquisition 2007 £
Intangible fixed assets	-	3,168,227	3,168,227
Tangible fixed assets	489,443	-	489,443
Investments	12,000	-	12,000
Stocks	1,240,972	-	1,240,972
Trade debtors	2,049,062	-	2,049,062
Other amounts recoverable	266,419		266,419
Cash at bank and in hand	731,668	-	731,668
Trade creditors	(1,104,716)	-	(1,104,716)
Bank loans and overdrafts	(906,561)	-	(906,561)
Finance leases	(92,540)	-	(92,540)
Other amounts payable	(668,003)	-	(668,003)
Deferred taxation	20,410	-	20,410
Minority shareholders' interests	(1,301,595)	-	(1,301,595)
Net assets	736,559	3,168,227	3,904,786
Goodwill (see Note 8)			(2,481,160)
			1,423,626
Discharged by:			
Cash paid			1,354,471
Acquisition costs			69,155
			1,423,626

Revaluation adjustment in respect of intangible fixed assets, includes £3,168,227 in respect of the music catalogue.

11 STOCKS

	Group 30 April 2007 £	Company 30 April 2007 £
Goods for resale	1,106,294	-

12 DEBTORS

	Group 30 April 2007 £	Company 30 April 2007 £
Due within one year:		
Trade debtors	1,044,649	-
Amounts owed by subsidiary undertakings	-	25,596
Other debtors	34,729	-
Prepayments and accrued income	297,064	-
Deferred tax asset (see note 26)	26,369	-
	1,402,811	25,596
Due in more than one year:		
Other debtors	33,000	-
	1,435,811	25,596

Trade debtors are covered by credit insurance, up to a limit of £1.3million.

Amounts owed by subsidiary undertakings are unsecured, repayable on demand and interest free.

13 CREDITORS: Amounts falling due within one year

	Group 30 April 2007 £	Company 30 April 2007 £
Bank loans and overdrafts	415,391	203,325
Obligations under hire purchase contracts	45,901	-
Trade creditors	720,712	-
Corporation tax	86,139	6,785
Other taxation and social security costs	155,688	-
Other creditors	13,546	-
Accruals and deferred income	113,820	-
	1,551,197	210,110

See note 16 for further information on bank loans.

A bank overdraft of £104,376 is secured by debentures giving fixed and floating charges on all assets of Delta Music Merchandising Limited. It is repayable on demand with interest payable at 2.25% above base rate.

A bank overdraft of £107,688 is secured by debentures giving fixed and floating charges on all assets of Delta Music Limited. It is repayable on demand with interest payable at 2.25% above base rate.

A bank overdraft of £29,221 is secured by debentures giving fixed and floating charges on all assets of Delta Leisure Group Plc. It is repayable on demand with interest payable at 2.25%.

Obligations under hire purchase contacts are secured by related assets and are guaranteed by Delta Music Limited.

14 CREDITORS: Amounts falling due in more than one year

	Group 30 April 2007 £	Company 30 April 2007 £
Bank loans	732,016	732,016
Other loans	341,895	341,896
Obligations under hire purchase contracts	13,408	-
	1,087,319	1,073,912

See note 16 for further information on bank loans.

Obligations under hire purchase contracts are secured by related assets and are guaranteed by Delta Music Limited.

15 SHARE CAPITAL

	30 April 2007 £
Authorised:	
500,000 ordinary shares of £1 each	500,000
Allotted, issued and partly paid:	
50,000 ordinary shares of £1 each	12,575

On incorporation the company issued 2 ordinary shares of £1 each at par for cash consideration.

On 17 October 2006 the company issued 98 ordinary shares of £1 each at par for cash consideration.

On 30 November 2006 the company issued 49,900 ordinary shares of £1 each, which were issued partly paid for cas consideration of £12,475.

16 BORROWING FACILITIES

	Group 30 April 2007 £	Company 30 April 2007 £
Analysis of debt maturity		
The bank loans, other loans and overdrafts payable:		
In one year or less or on demand	415,391	203,325
In more than one year but not more than two years	188,087	188,087
In more than two years by not more than five years	885,825	885,825
	1,489,303	1,277,237

The bank loan is shown after deduction of the unamortised issue costs in accordance with FRS 4.

The bank loan of £906,120 is secured by debentures giving fixed charge over all the intellectual property rights of the group. It is repayable by monthly installments of £20,015 with interest payable at 2.5% above LIBOR.

The other loan of £341,895 is unsecured and interest free. It is repayable once the bank loan has been repaid in full.

OBLIGATIONS UNDER HIRE PURCHASE CONTRACTS

	Group	Company
Expiring within 1 year	45,997	-
Between 2 to 5 years	15,964	-
	61,961	
Less: Interest	(2,652)	-
	59,309	-

17	PROFIT AND LOSS ACCOUNT	Group 30 April 2007 £	Company 30 April 2007 £
	(Loss)/profit for the financial period	(174,683)	152,625
	30 April 2007	(174,683)	152,625

18	RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS	Group 30 April 2007 £	Company 30 April 2007 £
	New share capital subscribed	12,575	12,575
	(Loss)/profit for the financial period	(174,683)	152,625
	Other recognised gains and losses relating to the period	71,416	-
	Closing shareholders' funds	(90,692)	165,200

19	REVALUATION RESERVE	Group 30 April 2007 £	Company 30 April 2007 £
	Surplus on revaluation of music catalogue	71,416	-
	30 April 2007	71,416	-

20 CASH FLOWS

a Reconciliation of operating loss to net cash inflow from operating activities

	Period ended 30 April 2007 £
Operating loss	(301,095)
Depreciation	82,264
Amortisation and impairment	115,719
Loss on sale of fixed assets	342
Decrease in stocks	134,678
Decrease in debtors	960,952
Decrease in creditors	(603,455)
Net cash flow from operating activities	389,405

b Analysis of cash flows for headings netted in the cash flow statement

	Period ended 30 April 2007 £
Returns on investments and servicing of finance	
Interest received	1,526
Interest paid	(31,963)
Interest element of finance lease rental payments	(4,362)
Net cash outflow for returns on investment and servicing of finance	(34,799)
Capital expenditure	
Purchase of tangible fixed assets	(11,102)
Sale of tangible fixed assets	6,487
Net cash outflow for capital expenditure	(4,615)
Acquisitions	
Purchase of subsidiary undertakings	(1,423,626)
Net cash acquired with subsidiaries	(174,893)
Net cash outflow for acquisitions	(1,598,519)
Financing	
Capital element of hire purchase contracts	(33,231)
Issue of ordinary share capital	12,575
Debt due beyond one year:	
- new secured loan repayable in 2011	1,000,000
- new unsecured loan	361,000
- repayments of secured loan	(95,547)
- repayment of unsecured loan	(19,104)
Net cash inflow from financing	1,225,693

20 CASH FLOWS (*continued*)

c Analysis of net debt	On incorporation £	Cash flow £	Acquisitions £	At 30 April 2007 £
Bank and cash	-	170,570	-	170,570
Bank loans and overdrafts	-	(241,287)	-	(241,287)
Balance at 30 April 2007	-	(70,717)	-	(70,717)
Debt due within one year	-	(174,104)	-	(174,104)
Debt due after one year	-	(1,072,245)	-	(1,072,245)
Hire purchase contracts	-	33,231	(92,540)	(59,309)
Total	-	(1,283,835)	(92,540)	(1,376,375)

The subsidiary undertakings acquired during the year contributed £357,271 to the group's net operating cash flows, paid £10,801 in respect of net returns on investments and servicing of finance, paid £47,882 in respect of taxation, paid £34,898 in respect of financing and utilised £4,615 for capital expenditure.

21 COMMITMENTS UNDER OPERATING LEASES

At 30 April 2007 the group and company had annual commitments under non-cancellable operating leases as follows:

	Group 30 April 2007 £	Company 30 April 2007 £
Land and buildings		
Expiring after 5 years	113,000	-

22 PENSION COMMITMENTS

The company operates a defined contributions pension scheme. The assets of the scheme are held separately from those of the group in an independent administered fund. The pension cost charge represents contributions payable by the group to the fund and amounted to £39,506.

23 CONTINGENT LIABILITIES

The company is party to an intra group loan agreement dated 28 November 2006, together with Delta Music Limited, Delta Home Entertainment Limited and Delta Music Merchandising Limited, in respect of bank loans and overdrafts.

24 COMPANY PROFIT AND LOSS ACCOUNT

As permitted by s230(3), Companies Act 1985, the company has not presented its own profit and loss account.

25 LOSS ATTRIBUTABLE TO MEMBER OF THE PARENT COMPANY

	Group 30 April 2007 £
Dealt with in the financial statements of the parent company	152,625
Retained by subsidiary undertakings	(397,838)
	(245,213)

26 DEFERRED TAXATION

	Group 30 April 2007 £
On acquisition (see note 10)	20,410
Transfer to profit and loss account	5,986
Balance at 30 April 2007	26,369
Asset for deferred tax has been made as follows:	
Accelerated capital allowances	26,369

27 RELATED PARTY TRANSACTIONS

During the period, Delta Music Limited, a 75% subsidiary, paid a dividend of £125,678 to Delta Leisure Group plc

Mr LJ Adams, a director of the company, provided the company with a loan of £361,000 in November 2006. At the period end £341,895 remained outstanding. For further information on the loan see note 16.

Delta Music Limited has an investment of 40% of the share capital of Coda Distribution Limited, a classical music distribution company for its products, and provided a loan of £33,000. The full amount was outstanding at the period end.

28 CONTROLLING PARTY

The ultimate controlling party is Mr L J Adams, director of the company, as a result of controlling 100% of the issued share capital of the company.

Delta Leisure Group Plc
DETAILED PROFIT AND LOSS ACCOUNT
for the period from 17 October 2006 to 30 April 2007

	Period ended 30 April 2007 £
ADMINISTRATION EXPENSES	
Insurance	(5,500)
Bank charges	(1,770)
Management charge receivable	65,000
NET PROFIT BEFORE INTERESTS AND TAX	57,730
Interest receivable	532
Interest payable	(24,530)
Investment income	125,678
Profit before tax	159,410
Corporation tax	(6,785)
PROFIT AFTER TAX	152,625

This page does not form part of the statutory financial statements.

Delta Music Limited
(formerly Delta Music plc)

FINANCIAL STATEMENTS

for the period ended

30 April 2007

Company Registration No. 02776053

DIRECTORS

LJ Adams
PR Dyer

SECRETARY

PR Dyer

COMPANY NUMBER

02776053 (England and Wales)

REGISTERED OFFICE

222 Cray Avenue
Orpington
Kent BR5 3PZ

AUDITORS

Baker Tilly UK Audit LLP
Chartered Accountants
2 Bloomsbury Street
London WC1B 3ST

The directors submit their reports and the financial statements of Delta Music Limited for the period ended 30 April 2007.

PRINCIPAL ACTIVITIES

The principal activity of the company during the year was that of distributors of compact discs, music cassettes, records, videos and DVDs.

REVIEW OF THE BUSINESS AND FUTURE DEVELOPMENTS

On 1 November 2006 the company re-registered as a private company by the name of Delta Music Limited. On 11 December 2006 the company extended its accounting reference date to 30 April.

The company has had a satisfactory year and the directors expect this to continue in the current year.

RESULTS AND DIVIDENDS

The trading profit for the period after taxation was £66,102 (2005: £26,499).

An interim dividend of £67.0p per ordinary share (amounting to £125,678) was paid in the year.

DIRECTORS

The following directors has office since 1 January 2006:

LJ Adams
PR Dyer

STATEMENT AS TO DISCLOSURE OF INFORMATION TO AUDITORS

The directors who were in office on the date of approval of these financial statements have confirmed, as far as they are aware, that there is no relevant audit information of which the auditors are unaware. Each of the directors have confirmed that they have taken all the steps that they ought to have taken as directors in order to make themselves aware of any relevant audit information and to establish that it has been communicated to the auditor.

AUDITORS

The directors, having been notified of the cessation of the partnership known as Baker Tilly, resolved that Baker Tilly UK Audit LLP be appointed as successor auditor with effect from 1 April 2007, in accordance with the provisions of the Companies Act 1989, s26(5). Baker Tilly UK Audit LLP has indicated its willingness to continue in office.

By order of the board

LJ Adams
Director

DIRECTORS' RESPONSIBILITIES IN THE PREPARATION OF FINANCIAL STATEMENTS

The directors are responsible for preparing the Annual Report and the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year. Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law). The financial statements are required by law to give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

a. select suitable accounting policies and then apply them consistently;

b. make judgements and estimates that are reasonable and prudent;

c. prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the requirements of the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF DELTA MUSIC LIMITED

We have audited the financial statements on pages 5 to 15.

This report is made solely to the company's members, as a body, in accordance with section 235 of the Companies Act 1985. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an auditors' report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members as a body, for our audit work, for this report, or for the opinion we have formed.

Respective responsibilities of directors and auditors
The directors' responsibilities for preparing the Annual Report and the financial statements in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice) are set out in the Statement of Directors' Responsibilities.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you whether in our opinion the information given in the Directors' Report is consistent with the financial statements.

In addition, we report to you if, in our opinion, the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and other transactions is not disclosed.

We read the Directors' Report and consider the implications for our report if we become aware of any apparent misstatements within it.

Basis of audit opinion
We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion
In our opinion

- the financial statements give a true and fair view, in accordance with United Kingdom Generally Accepted Accounting Practice, of the state of the company's affairs at 30 April 2007 and of its profit for the period then ended and have been properly prepared in accordance with the Companies Act 1985; and
- the information given in the Directors' Report is consistent with the financial statements.

BAKER TILLY UK AUDIT LLP
Registered Auditor
Chartered Accountants
2 Bloomsbury Street
London WC1B 3ST

Delta Music Limited
PROFIT AND LOSS ACCOUNT
for the period ended 30 April 2007

	Notes	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
TURNOVER	1	4,550,842	4,347,746
Cost of sales		(3,138,531)	(2,827,295)
Gross profit		1,412,311	1,520,451
Other operating expenses (net)	2	(1,249,967)	(1,462,379)
OPERATING PROFIT		162,344	58,072
Investment income	3	3,233	2,346
		165,577	60,418
Interest payable	4	(25,675)	(27,432)
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	5	139,902	32,986
Taxation	8	(73,800)	(6,487)
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION	16	66,102	26,499

The profit for the period arises from the company's continuing operations.

No separate statement of Total Recognised Gains and Losses has been prepared as all such gains and losses have been dealt with in the profit and loss account.

Delta Music Limited
BALANCE SHEET
30 April 2007

	Notes	30 April 2007 £	31 December 2005 £
FIXED ASSETS			
Tangible assets	9	74,082	98,922
Investments	10	308,975	296,975
		383,057	395,897
CURRENT ASSETS			
Stocks	11	677,692	733,943
Debtors	12	828,782	1,500,610
Bank and cash		75,092	365,770
		1,581,566	2,600,323
CREDITORS: Amounts falling due within one year	13	(746,529)	(1,718,550)
NET CURRENT ASSETS		835,037	881,773
NET ASSETS		1,218,094	1,277,670
CAPITAL AND RESERVES			
Called up share capital	14	250,000	250,000
Share premium account	15	132,139	132,139
Profit and loss account	16	835,955	895,531
EQUITY SHAREHOLDER'S FUNDS	17	1,218,094	1,277,670

The financial statements were approved and authorised for issue by the board on and are signed on its behalf by:

LJ Adams Director

BASIS OF ACCOUNTING
The financial statements have been prepared under the historical cost convention modified and drawn up on a going concern basis.

GROUP ACCOUNTS
The accounts present information about the company as an individual undertaking and not about its group, as the company has taken advantage of the exemption provided by section 228 of the Companies Act 1985, as it is a subsidiary undertaking of Delta Leisure Group plc, a company registered in England and Wales, and is included in the consolidated accounts of the company.

Group accounts for Delta Leisure Group plc may be obtained from the company's registered office 222 Cray Avenue, Orpington, Kent BR5 3PZ.

TANGIBLE FIXED ASSETS
Fixed assets are stated at historical cost.

Depreciation is provided on all tangible fixed assets calculated to write each asset down to its estimated residual value evenly over its expected useful life, as follows:-

Office equipment, fixtures, fittings, tools and equipment	15% - 25% straight line
Motor vehicles	25% straight line

STOCKS
Stock is valued at the lower of cost and net realisable value. Net realisable value is based upon estimated selling prices less further costs expected to be incurred to completion and disposal. Provision is made for obsolete and slow moving items.

DEFERRED TAXATION
Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the balance sheet date. Timing differences are differences between the company's taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which timing differences are expected to reverse, based on tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax is measured on a non-discounted basis.

LEASED ASSETS AND OBLIGATIONS
Where assets are financed by leasing agreements that give rights approximating to ownership ("finance leases"), the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor.

Lease payments are treated as consisting of capital and interest elements, and the interest is charged to the profit and loss account in proportion to the remaining balance outstanding.

All other leases are "operating leases" and the annual rentals are charged to the profit and loss account on a straight line basis over the lease term.

TURNOVER
Turnover represents the invoiced value, net of Value Added Tax, of goods sold and services provided to customers.

FOREIGN CURRENCIES
Assets and liabilities are converted into sterling at rates of exchange ruling at the balance sheet date.

Transactions during the year are recorded at the exchange rate ruling at the dates of transactions. All differences are taken to the profit and loss account.

1 TURNOVER AND PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

The company's turnover and profit before taxation were all derived from its principal activity. Sales were made in the following geographical markets:

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
United Kingdom	4,339,711	4,101,576
Rest of the World	211,131	246,170
	4,550,842	4,347,746

2 OTHER OPERATING EXPENSES (NET)

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
Administration expenses	1,506,135	1,489,882
Other operating income	(256,168)	(27,503)
	1,249,967	1,462,379

3 INVESTMENT INCOME

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
Other interest receivable	3,233	2,346
	3,233	2,346

4 INTEREST PAYABLE

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
Bank overdraft	25,675	27,432
	25,675	27,432

5 PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
Profit on ordinary activities before taxation is stated after charging/(crediting):		
Depreciation and amounts written off tangible fixed assets:		
Charge for the year:		
owned assets	35,555	35,031
Operating lease rentals		
Land and buildings	150,667	113,000
Exchange gains	(6,830)	(19,685)
Auditors' remuneration - as auditor	48,000	16,000

6 EMPLOYEES

	16 month period ended 30 April 2007 No	Year ended 31 December 2005 No
Office and management	2	2

Directors and staff remuneration is borne by other group companies.

7 DIVIDENDS

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
Ordinary:		
Interim paid – 67.0p (2005 – nil)	125,678	-

The dividend was not paid to all the shareholders on the Register of Members. The minority shareholders waived the dividend.

8 TAXATION

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
Current tax:		
UK corporation tax on results of the period	36,444	6,915
Adjustments in respect of previous periods	37,126	-
Total current tax	73,570	6,915
Deferred tax	230	(428)
Tax on profit on ordinary activities	73,800	6,487

8 TAXATION (continued)

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
Factors affecting tax charge for period:		
The tax assessed for the period is higher than the standard rate of corporation tax in the UK (30%). The differences are explained below:		
Profit on ordinary activities before tax	139,902	32,986
Profit on ordinary activities multiplied by standard rate of corporation tax in the UK 30% (2005: 30%)	41,970	6,267
Effects of:		
Expenses not deductible for tax purposes	-	1,168
Capital allowances in excess of depreciation	(132)	50
Other timing differences	-	(570)
Small companies relief	(5,394)	-
Adjustment to tax charge in respect of previous periods	37,126	-
Tax charge for period	73,570	6,915

9 TANGIBLE FIXED ASSETS

	Office equipment £	*Fixtures, fittings tools and equipment* £	*Computer equipment* £	*Total* £
Cost				
1 January 2006	160,942	125,926	49,769	336,637
Additions	2,776	2,739	5,200	10,715
Disposals	(45,727)	-	(14,051)	(59,778)
30 April 2007	117,991	128,665	40,918	287,574
Depreciation				
1 January 2006	100,466	101,824	35,425	237,715
Charged in the period	19,698	7,135	8,722	35,555
Disposals	(45,727)	-	(14,051)	(59,778)
30 April 2007	74,437	108,959	30,096	213,492
Net book value				
30 April 2007	43,554	19,706	10,822	74,082
31 December 2005	60,476	24,102	14,344	98,922

10 INVESTMENTS

	Unlisted £
Cost:	
1 January 2006	296,975
Additions	12,000
30 April 2007	308,975
Net book value	
30 April 2007	308,975
31 December 2005	296,975

The company holds more than 20% of the share capital of the following undertakings:

	Country of registration/ incorporation	Class of holding	Direct Proportion held	Nature of business
Company:				
Delta Home Entertainment Limited	England	Ordinary	100%	Distribution
Delta Music Merchandising	England	Ordinary	99.25%	Distribution
Limited		Preference	100%	
Coda Distribution Limited	England	Ordinary	40%	Distribution

The accounts present information about the company on an individual undertaking and not about its group, as the company has taken advantage of the exemption provided by Section 228 of the Companies Act 1985, as it is a subsidiary undertaking of Delta Leisure Group plc, a company incorporated in England and Wales and is included in the consolidated accounts of that company.

11 STOCKS

	30 April 2007 £	31 December 2005 £
Goods for resale	677,692	733,943

12 DEBTORS

	30 April 2007 £	31 December 2005 £
Due within one year:		
Trade debtors	138,493	321,798
Amounts owed by group undertakings	371,948	894,193
Other debtors	27,832	45,508
Prepayments and accrued income	255,405	236,777
Deferred tax asset (note 22)	2,104	2,334
	795,782	1,500,610
Due in more than one year:		
Other debtors	33,000	-
	828,782	1,500,610

Amounts owed by group undertaking are unsecured, interest free and repayable on demand.

13 CREDITORS: Amounts falling due within one year

	30 April 2007 £	31 December 2005 £
Bank overdraft	107,688	376,493
Trade creditors	501,000	829,195
Amounts due to ultimate holding company	-	115,787
Amounts due to subsidiary undertaking	29,751	-
Corporation tax	36,445	6,915
Other taxation and social security costs	-	158,360
Accruals and deferred income	71,645	231,800
	746,529	1,718,550

The bank overdraft is secured by a debenture giving fixed and floating charges on all assets of the company, is repayable on demand and incurs interest 2.25%.

14 SHARE CAPITAL

	30 April 2007 £	31 December 2005 £
Authorised:		
500,000 ordinary shares of £1 each	500,000	500,000
Allotted, issued and fully paid:		
250,000 ordinary shares of £1 each	250,000	250,000

15 SHARE PREMIUM

	30 April 2007 £	31 December 2005 £
1 January 2006 and 30 April 2007	132,139	132,139

16 PROFIT AND LOSS ACCOUNT

	30 April 2007 £	31 December 2005 £
1 January 2006	895,531	869,032
Profit for the financial period	66,102	26,499
Dividend paid	(125,678)	-
30 April 2007	835,955	895,531

17 RECONCILIATION OF MOVEMENT IN SHAREHOLDER'S FUNDS

	30 April 2007 £	31 December 2005 £
Profit for the financial period	66,102	26,499
Dividend paid	(125,678)	-
Net (reduction)/addition to shareholder's funds	(59,576)	26,499
Opening shareholder's funds	1,277,670	1,251,171
Closing shareholder's funds	1,218,094	1,277,670

18 CASH FLOW STATEMENT

The director has relied upon the exemptions conferred by Financial Reporting Standard number 1 (FRS 1) from preparing a cash flow statement.

19 CONTINGENT LIABILITIES

The company is party to an intra group loan agreement dated 28 November 2006, together with Delta Home Entertainment Ltd, Delta Music Merchandising Limited and Delta Leisure Group plc, in respect of bank loans and overdrafts.

20 RELATED PARTY TRANSACTION

The company has taken advantage of the exemption in FRS8 that transactions do not need to be disclosed with companies 90% or more of whose voting rights are controlled within the group.

Transactions with other group companies are as follows:

During the period Delta Music Limited acquired 40% of the share capital of Coda Distribution Limited, a classical music distribution company for its products, and provided a loan of £33,000. The full amount was outstanding at the period end.

21 CONTROLLING PARTY

The immediate parent company is Delta Leisure Group Plc, a company incorporated in Great Britain.

The ultimate controlling party is Mr L J Adams, a director of the company, as a result of controlling 100% of the issued share capital of the company.

22 DEFERRED TAXATION

	30 April 2007 £	31 December 2005 £
Balance at 1 January 2066	2,334	1,906
Transfer to profit and loss account	(230)	428
Balance at 30 April 2007	2,104	2,334
Asset for deferred tax has been made as follows:		
Accelerated capital allowances	2,104	2,334

23 COMMITMENTS UNDER OPERATING LEASES

At 30 April 2007 the company had annual commitments under non-cancellable operating leases as follows:

	30 April 2007 £	31 December 2005 £
Land and buildings		
Expiring after 5 years	113,000	113,000

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
SALES		
Delta Home Entertainment	1,918,005	1,797,712
Delta Music Merchandising Ltd	915,613	730,191
Export	211,131	246,169
BMG	123,666	150,101
Wholesale	22,801	40,327
Discounts	10	(38)
Pinnacle	1,359,616	1,383,284
	4,550,842	4,347,746
COST OF SALES		
Purchases	2,328,680	2,067,715
Design and studio costs	293,298	234,979
Advances/royalties	516,553	524,601
	3,138,531	2,827,295
GROSS PROFIT	1,412,311	1,520,451
OTHER INCOME		
Royalties	256,168	27,503
Interest received	3,233	2,346
ADMINISTRATION EXPENSES (page 18)	(1,506,135)	(1,489,882)
NET PROFIT BEFORE INTEREST AND TAX	165,577	60,418
Corporation tax	(73,800)	(6,487)
Interest payable	(25,675)	(27,432)
PROFIT AFTER TAX	66,102	26,499

This page does not form part of the statutory financial statements.

Delta Music Limited
DETAILED TRADING AND PROFIT AND LOSS ACCOUNT
for the period ended 30 April 2007

	16 month period ended 30 April 2007 £	Year ended 31 December 2005 £
ADMINISTRATION EXPENSES		
Sundries	33,771	79,824
Bank charges	17,708	9,879
Legal and professional	10,339	17,165
Audit and accountancy	48,000	16,000
Management charges	540,000	672,000
Packing and carriage	29,126	41,740
Selling costs	49,006	9,437
Exchange gains	(6,830)	(19,685)
Advertising	42,016	52,650
Printing	74,344	57,678
Rent and rates	198,299	161,148
Repairs and renewals	31,890	27,538
Leasing	3,835	4,472
Telephone	15,382	11,438
Depreciation	35,550	35,023
Heat and light	56,927	27,745
Cleaning	34,327	22,794
Insurance	112,694	72,930
Bad debts	-	(1,500)
Computer costs	10,485	12,392
Distribution costs	169,266	179,214
	1,506,135	1,489,882

PlayBOX (US) Inc.
Suite 3.19, MLS Business Centre
130 Shaftesbury Avenue
London, W1D 5EU
United Kingdom

27 March 2008

Mr. Laurence Adams and **Ms. Jacqueline Adams,**
c/o Delta Music Limited,
222 Cray Avenue,
Orpington, Kent,
United Kingdom, BR5 3PZ

Dear Mr and Mrs Adams,

In accordance the Share Purchase Agreement between PlayBox (US) Inc ("Purchaser") Laurence Adams and Jacqueline Adams (the "Vendors") in respect of Delta Leisure Group Plc, dated on or around the date of this letter, this letter forms the Purchaser Disclosure Letter. The Purchaser hereby confirms and warrants the accuracy of the following warranties as of the date hereof:

5.1(s) Bank Accounts and Powers of Attorney

The name of each bank or other financial institution with which the Purchaser has and account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safe deposit box are as follows:

Playbox Limited:

Bank Name: HSBC Bank PLC
Bank Address: Cambridge Circus, WC2
Account Number: 81407759
Sort-code: 40-00-02
Signatories: Robert Burden & Bijal Khiroya

Playbox (US) Inc (formerly Boyd Holdings Inc):

Bank Name: Washington Mutual
Bank Address: PO Box, Chatsworth, CA, 91313-2395
Account Name: Boyd Holdings Inc.
Account Number: 180-435386-9
Signatories: Annette Cocker

<u>Please note, this account is dormant and is in the process of being closed</u>

There are no Persons holding a power of attorney from the Purchaser.

5.1 (y) Permits and Licences

The Purchaser is not required to obtain any authorizations, approvals, orders, licenses, permits or consents issued by any Government Entity which are necessary in connection with the conduct and operation of its business as it is currently conducted.

Executed as of the date first written above.

PLAYBOX (US) INC.

Per:

Authorized Signatory